UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Element Solutions Inc
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500 East Broward Boulevard, Suite 127 Fort Lauderdale, Florida 33394

April 25, 2019

Dear Fellow Stockholder:
I am pleased to invite you to attend Element Solutions Inc's 2019 Annual Meeting of Stockholders, which will be held on June 5, 2019 at 11:00 a.m. (Eastern Time) at the Hilton Bentley Miami/South Beach, 101 Ocean Drive, Miami Beach, Florida 33139. A notice of the meeting and proxy statement containing information about the matters to be acted upon are attached to this letter. Our Board of Directors and management hope that you will be able to attend the meeting.
Whether or not you are able to attend the 2019 Annual Meeting in person, it is important that your shares be represented, regardless of the number of shares you hold. You may vote by proxy via the Internet or telephone or, if you received paper copies of the proxy materials via mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card or the information forwarded by your broker, bank or other holder of record. For detailed information regarding voting instructions, please refer to the accompanying proxy statement.
On behalf of our Board of Directors and management, thank you for your continued support.

Sincerely,

Benjamin Gliklich
Chief Executive Officer

i

500 East Broward Boulevard, Suite 127 Fort Lauderdale, Florida 33394

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time	June 5, 2019 at 11:00 a.m. (Eastern Time)

Place	Hilton Bentley Miami/South Beach, 101 Ocean Drive, Miami Beach, Florida 33139

Items to be Voted on	●	Elect nine directors named in this proxy statement (the "Proxy Statement") for the coming year
	●	Approve, by non-binding vote, named executive officer compensation ("say-on-pay" vote)
	●	Ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019
	●	Any other business that properly comes before the 2019 Annual Meeting of Stockholders (the "2019 Annual Meeting")

The above matters are fully described in this Proxy Statement. We have not received notice of any other matters that may be properly presented at the 2019 Annual Meeting.

Record Date	Only stockholders of record as of the close of business on April 10, 2019 may vote at the 2019 Annual Meeting.

By Order of the Board of Directors,

John E. Capps
Executive Vice President - General Counsel & Secretary
Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting to be held on June 5, 2019: This Proxy Statement, our annual report to stockholders for the year ended December 31, 2018 (the "2018 Annual Report") and the accompanying proxy card are available at www.proxyvote.com.
We are making this Notice of Annual Meeting of Stockholders, the Proxy Statement and the form of proxy first available on or about April 25, 2019.

ii

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements that can be identified by words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "estimate," "predict," "believe," "seek," "continue," "outlook," "may," "might," "should," "can have," "likely," "potential," "target," and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding the Company's performance in terms of adjusted EBITDA, organic net sales growth, unlevered free cash flow, adjusted organic EBITDA growth/adjusted organic EBITDA compound annual growth rate and adjusted earnings per share; meeting financial and/or strategic organic long-term goals; expected key drivers of performance; outlook for the Company's markets and the demand for its products; the effects of global economic conditions on our business and financial condition; general views about future operating results; our risk management program; our business and management strategies; and other factors that could affect our future financial position or results of operations, including, without limitation, statements made in the "COMPENSATION DISCUSSION AND ANALYSIS" section included in this Proxy Statement.
These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors, which include, among others, the Company's ability to realize the anticipated benefits, efficiencies and cost savings expected from the recent sale of its Agricultural Solutions business; the impact of this transaction on the Company's share price and market volatility; the Company’s ability to retain customers and suppliers, retain or hire key personnel and maintain relationships with customers, suppliers and lenders; the success of the Company’s leadership transition and go-forward structure and strategy; the impact of acquisitions, divestitures, restructurings, refinancings and other unusual items, including the Company's ability to raise and/or retire new debt and/or equity and to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives; and other risks and factors described or referenced in Part I — Item 1A of the 2018 Annual Report.
Any forward-looking statement made by us in this Proxy Statement is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Please consult any further disclosures we make on related subjects in the Company’s filings with the Securities and Exchange Commission (the "SEC").

iii

500 East Broward Boulevard, Suite 127 Fort Lauderdale, Florida 33394

PROXY STATEMENT

2019 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2019
The Board of Directors (the "Board of Directors" or the "Board") of Element Solutions Inc (fka Platform Specialty Products Corporation), a Delaware corporation ("Element Solutions," the "Company," "our," "we" or "us") is soliciting your proxy to vote at the 2019 Annual Meeting. In accordance with the rules of the SEC, we are providing access to our proxy materials to our stockholders over the Internet, rather than in paper form, which reduces the environmental impact of the 2019 Annual Meeting and its related costs.
Accordingly, if you are a stockholder of record, a one-page Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") will be mailed to you on or about April 25, 2019. Stockholders of record may access the proxy materials on www.proxyvote.com or request a printed set of the proxy materials by following the instructions in the Notice of Internet Availability. The Notice of Internet Availability also explains how you may request that we send future proxy materials to you by e-mail or in printed form by mail. If you choose the e-mail option, you will receive an e-mail next year with links to those materials and to the proxy voting site. We encourage you to choose this e-mail option, which will allow us to provide you with the information you need in a more timely manner, will save the cost of printing and mailing documents to you and will conserve natural resources. Your election to receive proxy materials by e-mail or in printed form by mail will remain in effect until you terminate it.
If you are a beneficial owner, you will not receive a Notice of Internet Availability directly from us. Instead, your broker, bank or other nominee will forward to you their own notice with instructions on accessing our proxy materials and how to vote your shares, as well as other options that may be available to you for receiving our proxy materials.
RECENT DEVELOPMENTS
On January 31, 2019, the Company completed the sale of its former Agricultural Solutions business to UPL Corporation Limited for $4.2 billion in cash, subject to certain adjustments (the "Arysta Sale"). On the closing date of the Arysta Sale, the Company changed its name from "Platform Specialty Products Corporation" to "Element Solutions Inc" and, effective February 1, 2019, its shares of common stock began trading on the New York Stock Exchange (the "NYSE") under the ticker symbol "ESI." The Company also launched a new corporate website: www.elementsolutionsinc.com. The investor relations information of the Company, including press releases and links to its filings with the SEC, can now be found on this website.
In this context, effective January 31, 2019, Rakesh Sachdev retired as Chief Executive Officer ("CEO") of the Company. At that time, Martin E. Franklin, formerly Chairman of the Board, was named Executive Chairman, Benjamin Gliklich, formerly Executive Vice President - Operations & Strategy, was appointed as CEO and a director, and Scot R. Benson, previously President of the Company's former Performance Solutions segment, became President & Chief Operating Officer (collectively, "COO") of Element Solutions and, subsequently, a member of the Board in April 2019.
Certain information contained in this Proxy Statement with respect to year 2018 disclosures refers to the Company and its management prior to the Arysta Sale. To the extent relevant and applicable, we have included updates relating to the impact of the Arysta Sale on the Company and its leadership, strategy and compensation program.

INFORMATION ABOUT THE MEETING AND VOTING
Q:     Why am I receiving these materials?

A:
We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with the solicitation by the Board of Directors of proxies to be voted at the 2019 Annual Meeting, or at any adjournments or postponements thereof. You are receiving these materials because you were an Element Solutions stockholder as of the close of business on April 10, 2019, the Record Date. These materials provide notice of the 2019 Annual Meeting, describe the proposals presented for stockholder action and include information required to be disclosed to stockholders.

Q:     What is included in these materials?

A:	The proxy materials include:
•the Notice of Annual Meeting of Stockholders;
•this Proxy Statement; and
•our 2018 Annual Report.
If you requested printed versions by mail, these materials also include a proxy card or voting instruction form for the 2019 Annual Meeting.
Q:        How do I obtain electronic access to the proxy materials?

A:
The Notice of Internet Availability provides you with instructions regarding how to use the Internet to view our proxy materials for the 2019 Annual Meeting. This Proxy Statement and our 2018 Annual Report are available on the website www.proxyvote.com. If you hold your shares in "street name," you may be able to elect to receive future proxy statements and annual reports electronically. For information regarding electronic delivery you should contact your broker, bank or other nominee. Stockholders requesting electronic delivery may incur costs, such as telephone and Internet access charges, that must be borne by the stockholder.

Q:    What constitutes a quorum, and why is a quorum required?

A:
We are required to have a quorum of stockholders present for all items of business to be voted at the 2019 Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the Company's shares of common stock outstanding and entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the 2019 Annual Meeting. Proxies received but marked as abstentions, if any, and broker non-votes (described below) will be included in the calculation of the number of shares considered to be present at the 2019 Annual Meeting for quorum purposes. If we do not have a quorum, then the person presiding over the 2019 Annual Meeting or the stockholders present at the 2019 Annual Meeting may, by a majority of voting power thereof, adjourn the meeting, as authorized by the Company's amended and restated by-laws (the "Amended and Restated By-Laws"), until a quorum is present.

Q:    Who is entitled to vote at the 2019 Annual Meeting?

A:
You may vote all of the shares of common stock that you owned as of the Record Date, which is the close of business on April 10, 2019. You may cast one vote for each share of common stock held by you on the Record Date on all items of business presented at the 2019 Annual Meeting. These shares include shares that are:

•	held directly in your name as the stockholder of record; and

•	held for you as the beneficial owner through a broker, bank or other nominee.
On April 10, 2019, Element Solutions had 253,536,065 shares of common stock outstanding.

Q:    What is the difference between a stockholder of record and a beneficial owner?

A:
Stockholder of Record: If your shares of common stock are registered directly in your name with the Company's transfer agent, Computershare, you are considered, with respect to those shares, the "stockholder of record," and the Notice of Internet Availability was sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of Element Solutions or to vote in person at the 2019 Annual Meeting.

Beneficial Owner: If your shares of common stock are held by a broker, bank or other nominee, you are considered the "beneficial owner" of shares held in "street name" and the Notice of Internet Availability was forwarded to you by that nominee. As the beneficial owner, you have the right to direct your nominee how to vote your shares, and you are also invited to attend the 2019 Annual Meeting.
If you hold shares both as a stockholder of record and in "street name," you must vote separately for each set of shares.
Q:    How do I vote?
A:    Stockholder of Record: If you are a stockholder of record, there are four ways to vote:

•
In person. You may vote in person at the 2019 Annual Meeting by requesting a ballot when you arrive. You must bring valid picture identification, such as a driver’s license or passport, and may be requested to provide proof of stock ownership as of the Record Date.

•
Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice of Internet Availability. Instructions on Internet voting are provided in the Notice of Internet Availability.

•	By Telephone. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.
Beneficial Owner: If you are a beneficial owner of shares held in "street name," there are four ways to vote:

•
In person. You must obtain a "legal proxy" from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in "street name" at the 2019 Annual Meeting. Please contact your nominee for instructions regarding how to obtain a legal proxy.

You must bring a copy of the legal proxy to the 2019 Annual Meeting and ask for a ballot when you arrive. You must also bring valid picture identification, such as a driver’s license or passport. In order for your vote to be counted, you must submit both the copy of the legal proxy and your completed ballot.

•
Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice of Internet Availability. Instructions on Internet voting are provided in the Notice of Internet Availability. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•
By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card or a voting instruction form and you may vote by proxy by filling out the proxy card or voting instruction form and returning it in the envelope provided.

If you vote on the Internet or by telephone, you do not need to return your proxy card or voting instruction form. Internet and telephone voting for stockholders will be available 24 hours a day, and will close at 11:59 p.m. (Eastern Time) on June 4, 2019 for shares held directly and by 11:59 p.m. (Eastern Time) on May 31, 2019 for shares held by a broker, bank or other nominee. Even if you plan to attend the 2019

Annual Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the 2019 Annual Meeting.
Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. Stockholders voting via the Internet and by telephone should understand there may be costs associated with voting in these manners, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Q:	What if I lose the Notice of Internet Availability or other communication from my broker, bank or other nominee containing my control number prior to voting?

A:
If you are a stockholder of record, you may obtain another Notice of Internet Availability containing your control number by writing to the Secretary of Element Solutions at Element Solutions Inc, 500 East Broward Boulevard, Suite 127, Fort Lauderdale, Florida 33394, or calling our Investor Relations at (501) 406-8465. If your shares of common stock are held in "street name" for you through a broker, bank or other nominee, you must contact that nominee and request to obtain another notice from them.

Q:    What proposals will be voted on at the 2019 Annual Meeting?

A:	There are three proposals scheduled to be voted on at the 2019 Annual Meeting:

•
Proposal 1 - Election of nine directors specifically named in this Proxy Statement, each of them for a term of one year until the 2020 annual meeting of stockholders or until their successors are elected and qualified;

•
Proposal 2 - Approval, on an advisory basis, of the compensation paid by Element Solutions to its Named Executive Officers (as defined in "COMPENSATION DISCUSSION AND ANALYSIS"), as such information is disclosed in the Compensation Discussion and Analysis section, the executive compensation tables and the accompanying narrative disclosure beginning on page 27 of this Proxy Statement ("say-on-pay vote"); and

•	Proposal 3 - Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Element Solutions for 2019.
We will also consider other proposals that properly come before the 2019 Annual Meeting in accordance with the procedures set forth in our Amended and Restated By-Laws.
Q:     What is the Board of Directors’ voting recommendation for each proposal?
A:    The Company's Board of Directors unanimously recommends that you vote:

•	Proposal 1 - "FOR" each of the director nominees named in this Proxy Statement for election to the Board;

•	Proposal 2 - "FOR" the approval, on an advisory basis, of the compensation of our Named Executive Officers; and

•	Proposal 3 - "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019.
Q:    What happens if additional matters are presented at the meeting?

A:
Our Amended and Restated By-Laws provide that items of business may be brought before the 2019 Annual Meeting only (i) pursuant to the Notice of Annual Meeting of Stockholders (or any supplement thereto) included in this Proxy Statement, (ii) by or at the direction of the Board of Directors, or (iii) by a stockholder of Element Solutions who was a stockholder of Element Solutions at the time proper notice of such business is delivered to the Secretary of Element Solutions in accordance with the procedures set forth in our Amended and Restated By-Laws. Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the 2019 Annual Meeting as of the date of this Proxy Statement. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the 2019 Annual Meeting in accordance with the laws of the State of Delaware governing corporations ("Delaware General Corporation Law") and/or our Amended and Restated By-Laws.
Q:       Is my vote confidential?

A:
Yes. Element Solutions encourages stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. Element Solutions has designated Broadridge Investor Communication Solutions, Inc. ("Broadridge") to receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to Element Solutions or any of its officers or employees, except where (i) disclosure is required by applicable law, (ii) disclosure of your vote is expressly requested by you, or (iii) Element Solutions concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to Element Solutions from time to time and preliminary voting results will be publicly announced at the 2019 Annual Meeting.

Q:    How many votes are needed to approve each proposal?

A:	The table below sets forth the vote required for approval of each proposal described in this Proxy Statement, assuming a quorum is present:

Vote Required
Proposal 1 - Election of directors	Majority of votes cast
Proposal 2 - Say-on-Pay	Majority of votes cast
Proposal 3 - Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019	Majority of votes cast

Q:	If I am an employee holding shares pursuant to the Company's Employee Stock Purchase Plan, how will my shares be voted?

A:
Employees holding shares of common stock of the Company acquired through our employee stock purchase plan will receive an email including voting instructions or a voting instruction card from Broadridge covering all shares credited to their share account at Charles Schwab under Schwab Stock Plan Services, the plan record keeper, as of the Record Date. The email or voting instruction cards may have an earlier return date than proxy cards.

Q:	How do I vote my shares held through the Company's Employee Savings and 401(K) Plan?

A:
Employees holding shares of common stock of the Company acquired through our 401(k) plan will be able to vote any shares included in their brokerage accounts as of the Record Date in accordance with the voting instructions that will be provided by the Schwab Stock Plan Services of Charles Schwab, the bank nominee where such brokerage accounts were opened.

Q:	What happens if I do not give specific voting instructions?

A:
Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the Internet but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board of Directors on all matters presented in this Proxy Statement. With respect to any other matters properly presented for a vote at the 2019 Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

Beneficial Owner. If you are a beneficial owner of shares held in "street name" and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of the NYSE, the broker, bank or other nominee that holds your shares may generally vote on "routine matters" but cannot vote on "non-routine matters." If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote." Therefore, we strongly encourage you to give voting instructions to your broker. Shares represented by such broker non-votes will be counted in determining whether there is a quorum.

Q:	Which proposals are considered "routine" or "non-routine"?

A:
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019 (Proposal 3) is a matter considered "routine" under applicable rules. A broker or other nominee may generally vote on routine matters, which means that it can exercise discretion and vote your shares absent your instructions. Therefore no broker non-votes are expected to exist in connection with Proposal 3.

The election of directors (Proposal 1) and the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal 2) are matters considered "non-routine" under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1 and 2.

Q:	What is the impact of broker non-votes and abstentions on the proposals being presented at the meeting?

A:	The table below sets forth the impact of a broker non-vote and an abstention with respect to each proposal described in this Proxy Statement, assuming a quorum is present:

	Broker Non-Vote	Abstention
Proposal 1 - Election of directors	No Impact	No Impact
Proposal 2 - Say-on-Pay	No Impact	No Impact
Proposal 3 - Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019	N/A	No Impact
Q:    Can I change my vote after I have delivered my proxy card?

A:
Yes. You may revoke your proxy card at any time before its exercise by (i) delivering to the Secretary of Element Solutions a revocation of proxy at the address indicated below, (ii) executing a new proxy bearing a later date, or (iii) voting in person at the 2019 Annual Meeting. If you are a beneficial owner, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the 2019 Annual Meeting.

Element Solutions Inc
Attn: Secretary
500 East Broward Boulevard, Suite 127
Fort Lauderdale, Florida 33394
United States
Q:    Who can attend the 2019 Annual Meeting?

A:
Only stockholders and our invited guests are invited to attend the 2019 Annual Meeting. To gain admittance, you must bring a form of personal identification to the 2019 Annual Meeting, where your name will be verified against our stockholder list. If a broker, bank or other nominee holds your shares and you plan to attend the 2019 Annual Meeting, you should bring a recent brokerage statement showing the ownership of your shares as of the Record Date, a letter from such broker, bank or nominee confirming such ownership and a form of personal identification.

Q:    Am I entitled to dissenter’s rights?

A:	No. Delaware General Corporation Law does not provide for dissenter’s rights in connection with the matters being voted on at the 2019 Annual Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple Notices of Internet Availability or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability or voting instruction card for each brokerage account in which you hold shares in "street name." If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice of Internet Availability. Please vote the shares represented by each Notice of Internet Availability or voting instruction card you receive.

Q:    What is householding?

A:
For those stockholders that have elected to continue to receive printed copies of the proxy materials, the SEC permits delivery of a single annual report to shareholders and proxy statement to any household at which two or more shareholders reside, who are believed to be members of the same family. The procedure, referred to as "householding," reduces the volume of duplicate information stockholders receive and expense to the Company. We have not implemented householding with respect to our stockholders of record; however, a number of brokerage firms have instituted householding, which may impact certain beneficial owners (i.e., "street name" stockholders). If your family has multiple accounts by which a broker holds your shares of common stock in "street name," you may have previously received a householding information notification from your broker. Please contact your broker directly if you have any questions, require additional copies of this Proxy Statement or our 2018 Annual Report, or wish to revoke your decision to household, and thereby receive multiple reports.

Q:    Where can I find voting results of the 2019 Annual Meeting?

A:
We will announce the preliminary voting results for the proposals voted upon at the 2019 Annual Meeting and publish final detailed voting results in a Current Report on Form 8-K filed with the SEC within four business days after the 2019 Annual Meeting.

Q:	Who should I call with other questions?

A:
If you need assistance voting your shares, please contact our Investor Relations at (561) 406-8465. If you have additional questions about this Proxy Statement or the 2019 Annual Meeting or would like to receive additional copies of this Proxy Statement and/or our 2018 Annual Report, please contact:

Element Solutions Inc
500 East Broward Boulevard, Suite 127
Fort Lauderdale, Florida 33394
United States
Attention: Investor Relations
Telephone: (561) 406-8465

PROPOSAL 1 – ELECTION OF DIRECTORS
At the 2019 Annual Meeting, the nine director nominees named in this Proxy Statement are standing for re-election as directors of the Company for a term of one year ending at the time of the Company's 2020 annual meeting of stockholders or until their successors are duly elected and qualified. All of the director nominees were elected to their present terms as directors at the 2018 annual meeting of stockholders, except for Nichelle Maynard-Elliott, appointed in August 2018, Benjamin Gliklich, appointed as a Board member in January 2019 and Scot R. Benson and Christopher T. Fraser, both appointed in April 2019.
According to our Amended and Restated By-Laws, a majority of the votes cast at any meeting of stockholders at which a quorum is present is required for the election of directors, except in the case of a contested election. "A majority of the votes cast" means that the number of shares voted "For" a nominee for director exceeds the votes cast "Against" such nominee. In the event of a contested election, directors shall be elected by a plurality of the votes cast (meaning that the director nominees who receive the highest number of shares voted "For" their election are elected).
Unless otherwise specified, all proxies will be voted in favor of the nine nominees listed under "Board of Directors Nominees" below for election as directors of Element Solutions. If for any reason any of the nominees is unable to serve, or for good cause will not serve, the proxy holders named on the proxy card may exercise discretionary authority to vote for substitutes proposed by the Board.
Board of Directors Nominees
Our Nominating and Policies Committee recommended, and the Board nominated, Martin E. Franklin, Benjamin Gliklich, Scot R. Benson, Ian G.H. Ashken, Christopher T. Fraser, Michael F. Goss, Nichelle Maynard-Elliott, E. Stanley O'Neal and Rakesh Sachdev as director nominees for election at the 2019 Annual Meeting. Biographies of these nominees are presented below, including information on his or her senior leadership roles, qualifications and experience to serve on the Board.
The Board believes that each of the director nominees possesses the experience, skills and qualities to fully perform his or her duties as a director and to contribute to the success of Element Solutions. These directors were nominated because each is of high ethical character, highly accomplished in his or her field with superior credentials and recognition, has a reputation, both personal and professional, that is consistent with the Company's image and reputation, has the ability to exercise sound business judgment and is able to dedicate sufficient time to fulfilling his or her obligations as a director. As a group, these directors and their respective experiences, skills and qualities are highly complementary, so that collectively the Board operates in an effective, collegial and responsive manner.
Based on information provided by each director nominee concerning his or her background, employment and affiliations, the Board has determined that each of them, other than Messrs. Franklin, Gliklich, Benson and Sachdev, is an "independent director" as defined under the applicable rules and regulations of the SEC and the NYSE corporate governance listing standards. In evaluating such independence, the Board specifically considered, among other things, their present and past employment as well as other direct or indirect affiliations or relationships with the Company.
Each of the director nominees has consented to being named in this Proxy Statement and to serve as a director if elected. There is no arrangement or understanding pursuant to which the director nominees were selected and there is no family relationship between any of the Company's officers or directors.

Martin E. Franklin

Martin E. Franklin, our founder and a director of the Company since April 2013, was appointed Executive Chairman of the Board in January 2019 after having served as Chairman of the Board since October 2013. Mr. Franklin is the Founder and CEO of Mariposa Capital LLC, a Miami-based family investment firm focused on long-term value creation across various industries, and Chairman and controlling shareholder of Royal Oak Enterprises, LLC. Mr. Franklin is also co-founder and co-Chairman of Nomad Foods Limited, a director of Restaurant Brands International Inc. ("Restaurant Brands") and a founder and director of J2 Acquisition Limited, and serves as principal and executive officer of a number of private investment entities and charities. Mr. Franklin was the founder and Chairman of Jarden Corporation ("Jarden"), from 2001 until April 2016, when Jarden merged with Newell Brands Inc. ("Newell"). Mr. Franklin was appointed to Jarden's board of directors in June 2001 and served as Jarden's Chairman and Chief Executive Officer from September 2001 until June 2011, at which time he was appointed as Executive Chairman. Prior to founding Jarden in 2001, Mr. Franklin served as the Chairman and/or Chief Executive Officer of three public companies: Benson Eyecare Corporation, Lumen Technologies, Inc., and Bollé Inc. between 1992 and 2000. In the last five years, Mr. Franklin served as a director of the following public companies: Newell Brands, Inc., and Burger King Worldwide, Inc. (until its transaction with Tim Hortons, Inc. and the creation of Restaurant Brands in December 2014). Mr. Franklin graduated from the University of Pennsylvania.

Qualifications:
CEO experience
M&A experience
International experience
Public company director experience
Committee Memberships:
None
Other Public Company Boards:
J2 Acquisition Limited
Nomad Foods Limited
Restaurant Brands International Inc.
Age: 54
Director since: 2013
Executive Chairman of the Board

Benjamin Gliklich

Benjamin Gliklich was appointed as Chief Executive Officer of the Company and a member of the Board in January 2019 after having served as Executive Vice President - Operations and Strategy of the Company since April 2016. Prior to this appointment, Mr. Gliklich served as the Company's Chief Operating Officer from October 2015 to April 2016 and as Vice President of the Company responsible for multiple different functions from January to October 2015. Mr. Gliklich joined Element Solutions as Director of Corporate Development in May 2014. Prior to joining Element Solutions, Mr. Gliklich worked for General Atlantic, a global growth-oriented private equity firm, and Goldman Sachs & Co. Mr. Gliklich holds an A.B. Cum Laude from Princeton University and an MBA with distinction from Columbia Business School.
Qualifications:
M&A experience
Management experience
Operations experience
Committee Memberships:
None
Other Public Company Boards:
None
Age: 34
Director since: 2019
CEO of the Company

Scot R. Benson

Scot R. Benson has served as a director of the Company since April 2019. Currently, Mr. Benson is President and Chief Operating Officer of Element Solutions. Prior to being promoted to this role in January 2019, Mr. Benson served as President of the former Performance Solutions segment of Element Solutions from 2015 to January 2019 where he led the integration of the former Alent plc businesses and the former OM Group, Inc.’s Electronic Chemicals and Photomasks businesses with MacDermid, Incorporated ("MacDermid"). Mr. Benson joined MacDermid in 1999 which was acquired by the Company in October 2013. His previous positions at MacDermid included President of MacDermid Advanced Surface Finishes and Graphics Solutions from January 2013 until February 2015. Mr. Benson also served as President of MacDermid Graphics Solutions from 2010 to 2013. Mr. Benson attended the University of Wisconsin - Stevens Point.

Qualifications:
President experience
Management experience
Operations experience
M&A experience
Committee Memberships:
None
Other Public Company Boards:
None
Age: 57
Director since: 2019
COO of the Company

Ian G.H. Ashken

Ian G.H. Ashken has served as a director of the Company since October 2013. Currently, Mr. Ashken is also serving on the board of Nomad Foods Limited, and is a director or trustee of a number of private companies and charitable institutions. Mr. Ashken was the co-founder and Vice Chairman of Jarden from 2001 until April 2016, and President of Jarden from June 2014 until April 2016, when Jarden merged with Newell. Mr. Ashken was also a member of the Jarden board from 2001 until April 2016 and served as Jarden's Chief Financial Officer until June 2014. Prior to Jarden, Mr. Ashken served as the Vice Chairman and/or Chief Financial Officer of three public companies: Benson Eyecare Corporation, Lumen Technologies, Inc., and Bollé Inc. between 1992 and 2000. During the last five years, Mr. Ashken also served as a director of Newell.

Qualifications:
President experience
CFO experience
Financial expert
M&A experience
Public company director experience
Committee Memberships:
Audit
Compensation
Nominating and Policies (Chairman)
Other Public Company Boards:
Nomad Foods Limited
Age: 58
Director since: 2013
Independent

Christopher T. Fraser

Christopher T. Fraser has served as a director of the Company since April 2019. Mr. Fraser served as Chairman of the Board of KMG Chemicals Inc. ("KMG") from December 2012 to November 2018 and was a director of KMG from May 2008 to November 2018. He also served as Chief Executive Officer and President of KMG from September 2013 to November 2018 after serving as President and Chief Executive Officer of KMG on an interim basis from July 2013 to September 2013. From 2006 to 2009, Mr. Fraser was the President and Chief Executive Officer of Chemical Lime Company, a North American producer of calcium based (limestone), alkaline products with various industrial applications. Before joining Chemical Lime Company, Mr. Fraser was President and Chief Executive Officer of OCI Chemical Corporation, a wholly-owned subsidiary of DC Chemical Co. ("OCI") from 1996 to 2006. Prior to joining OCI, Mr. Fraser held various positions of responsibility in sales, marketing, business development, operations and general management. Mr. Fraser has been a director of Panhandle Oil and Gas Inc. (NYSE:PHX) since March 2019, and is a member of its Audit and Compensation committees. He has also previously served as a director at OCI Company Ltd. from 2006 to 2008, ANSAC from 1994 to 2006 and Tangoe Inc. from 2002 to 2008, and has been an Operating Partner of Advent International Corp. since 2011 which he advises on transactions in the industrial sector. Mr. Fraser holds a Bachelor of Science in Chemistry and in Business Administration from the University of Connecticut, as well as a Master of Business Administration from Pepperdine University.

Qualifications:
CEO experience
Management experience
Industry experience
M&A experience
Public company director experience
Committee Memberships:
None
Other Public Company Boards:
Panhandle Oil and Gas Inc.
Age: 61
Director since: 2019
Independent

Michael F. Goss

Michael F. Goss has served as a director of the Company since October 2013. Mr. Goss is currently Executive Vice President and Chief Financial Officer of Sotheby's, Inc. Prior to joining Sotheby's in March 2016, Mr. Goss served at Bain Capital, LLC ("Bain Capital") until December 2013 following 13 years with the firm in various senior managerial capacities. Mr. Goss joined Bain Capital in 2001 as Managing Director and Chief Financial Officer and in 2004, assumed the additional role of Chief Operating Officer. Prior to joining Bain Capital, Mr. Goss was Executive Vice President and Chief Financial Officer of Digitas Inc., a global Internet professional services firm, which he helped take public in March 2000. Prior to joining Digitas Inc., Mr. Goss was Executive Vice President and Chief Financial Officer, and a member of the board of directors of Playtex Products, Inc. Mr. Goss graduated from Kansas State University with a BS in economics and received an MBA with Distinction from Harvard Business School.
Qualifications:
CFO experience
Financial expert
M&A experience
Operations experience
Public company director experience
Committee Memberships:
Audit (Chairman)
Nominating and Policies
Other Public Company Boards:
None
Age: 59
Director since: 2013
Independent

Nichelle Maynard-Elliott

Nichelle Maynard-Elliott has served as a director of the Company since August 2018. Ms. Maynard-Elliott currently serves as Executive Director, Mergers & Acquisitions for Praxair, Inc., a member of the Linde group ("Praxair"). Ms. Maynard-Elliott joined Praxair in 2003 as Senior Counsel responsible for M&A and commercial transactions for Praxair’s U.S. packaged gases and healthcare businesses. Ms. Maynard-Elliott served as Assistant General Counsel from 2007 to 2011 and transitioned to the role of Executive Director, M&A in 2011. She is admitted to practice in New York and Connecticut. Ms. Maynard-Elliott graduated from Brown University with a B.A. in Economics, and received her J.D. from Columbia University School of Law.
Qualifications:
M&A experience
Management experience
Operations experience
Committee Memberships:
Audit
Compensation
Other Public Company Boards:
None
Age: 50
Director since: 2018
Independent

E. Stanley O' Neal

E. Stanley O’Neal has served as a director of the Company since October 2013. Mr. O’Neal served as Chairman of the Board and Chief Executive Officer of Merrill Lynch & Co., Inc. ("Merrill Lynch") until October 2007. He became Chief Executive Officer of Merrill Lynch in 2002 and was elected Chairman of the Board in 2003. Mr. O’Neal was employed with Merrill Lynch for 21 years, serving as President and Chief Operating Officer from July 2001 to December 2002; President of U.S. Private Client from February 2000 to July 2001; Chief Financial Officer from 1998 to 2000 and Executive Vice President and Co-head of Global Markets and Investment Banking from 1997 to 1998. Currently, Mr. O’Neal is a board member of Clearway Energy, Inc. and a member of the Audit and Finance committees of Arconic Inc., an aluminum manufacturing company and the former parent company of Alcoa Inc. Prior to the separation of these two entities in November 2016, Mr. O'Neal had served as a director of Alcoa Inc. since January 2008 and as a member of its Audit and Governance committees. Mr. O’Neal was also a director of General Motors Corporation from 2001 to 2006, and a director of American Beacon Advisors, Inc. (investment advisor registered with the SEC) from 2009 to September 2012. Mr. O’Neal graduated from Kettering University with a degree in industrial administration and received his MBA from Harvard Business School.
Qualifications:
CEO experience
CFO experience
M&A experience
Operations experience
Public company director experience
Committee Memberships:
Compensation (Chairman)
Nominating and Policies
Other Public Company Boards:
Arconic Inc.
Clearway Energy, Inc.
Age: 67
Director since: 2013
Independent

Rakesh Sachdev

Rakesh Sachdev has served as a director of the Company since January 2016 and served as Chief Executive Officer of the Company from January 2016 through January 2019. Prior to joining the Company, Mr. Sachdev served as President and Chief Executive Officer of Sigma-Aldrich Corporation ("Sigma-Aldrich") from 2010 to 2015 where he also served as a member of the board. Mr. Sachdev joined Sigma-Aldrich in 2008 as Chief Financial Officer and took on the additional role of Chief Administrative Officer with direct oversight of Sigma-Aldrich’s international business in 2009. He was Senior Vice President and President Asia Pacific of ArvinMeritor, Inc. ("ArvinMeritor"), a global supplier of engineered systems to the automotive industry, from 2007 to 2008. At ArvinMeritor, Mr. Sachdev also served in other leadership roles, including Interim Chief Financial Officer, Senior Vice President Strategy and Corporate Development and Vice President and General Manager of several of ArvinMeritor’s global businesses from 1999 to 2007. Prior to joining ArvinMeritor, Mr. Sachdev worked for Cummins Inc., a global manufacturer of engines and other industrial products in various leadership roles, including Chief Financial Officer for one of its largest business units, and as Managing Director of its Mexican operations. Mr. Sachdev is also a director of Regal-Beloit Corporation and Edgewell Personal Care Company, and serves on the Board of Trustees of Washington University in St. Louis. Mr. Sachdev holds a M.B.A. from Indiana University, a Masters in Mechanical Engineering from the University of Illinois and a Bachelor’s degree in Mechanical Engineering from the Indian Institute of Technology in New Delhi.
Qualifications:
Industry experience
CEO experience
CFO experience
M&A experience
Public company director experience
Committee Memberships:
None
Other Public Company Boards:
Edgewell Personal Care Company
Regal-Beloit Corporation
Age: 63
Director since: 2016
Former CEO of the Company
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the votes cast. This means that any director nominee who receives a greater number of votes "For" his election than votes "Against" such election will be elected to the Board.
THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE
Board Membership Criteria and Selection
Our Certificate of Incorporation, as amended, provides that our Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board of Directors. Directors serve for terms of one year expiring at the next annual meeting of stockholders of the Company or until their successors are duly elected and qualified or until their earlier death, resignation or removal.
The Nominating and Policies Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership. When formulating its Board membership recommendations, the Nominating and Policies Committee is required, pursuant to its charter, to submit candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who it believes would be most effective, in conjunction with the other Board directors, at serving the long-term interests of the Company's stockholders. In evaluating director nominees, the Nominating and Policies Committee is required to take into consideration the following attributes, which are desirable for Board members of the Company: leadership; integrity; independence; interpersonal skills; financial acumen; business experiences; industry knowledge; and diversity of viewpoints.

In addition, for each director nominee, the Nominating and Policies Committee considers potential contribution to the diversity of backgrounds, experience and competencies which the Board desires to have represented as well as diversity of ethnicity and gender, and the ability to devote sufficient time and effort to duties as a director.
Candidates Nominated by Stockholders
The Nominating and Policies Committee will also consider director nominees recommended by stockholders. Pursuant to our Amended and Restated By-Laws, stockholders who wish to nominate a candidate for consideration by the Nominating and Policies Committee for election at the 2020 annual meeting of stockholders may do so by delivering written notice, no earlier than the close of business on February 6, 2020 and no later than the close of business on March 6, 2020, of such nominees’ names to Element Solutions Inc, 500 East Broward Boulevard, Suite 127, Fort Lauderdale, Florida 33394, Attention: Secretary.
Any stockholder of record or beneficial owner of common stock proposing such a nomination must (i) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to notice of, and to vote at, the 2020 annual meeting of stockholders, and (ii) comply with the applicable notice procedures set forth in our Amended and Restated By-Laws. For further information, see "OTHER MATTERS - Proposals by Stockholders" below.
No candidates for director nominations were submitted by any stockholder in connection with the 2019 Annual Meeting.
CORPORATE GOVERNANCE
Corporate Governance Highlights
We are committed to the values of effective corporate governance and high ethical standards. The Board believes that these values are conducive to strong business performance and creating long-term stockholder value. Our governance framework gives our highly-experienced directors the structure necessary to provide oversight, advice and counsel to Element Solutions.

Board Composition	●	Currently, the Board has fixed the number of directors at nine
	●	The Board annually assesses its performance through Board and Committee self evaluations
	●	The Nominating and Policies Committee leads the Board in considering Board competencies

Board Committees	●	We have three Board committees: Audit; Compensation; and Nominating and Policies
	●	All Board committees are composed entirely of independent directors

Leadership Structure	●	We separate the positions of CEO and Executive Chairman of the Board
●
The Company's Executive Chairman acts as lead director. Among other duties, our lead director chairs executive sessions of the independent directors to discuss certain matters without management present

Risk Oversight	●	The Board is responsible for risk oversight and oversees management as management fulfills its responsibilities for the assessment and mitigation of risks and for taking appropriate risks
	●	The Board committees and members of management also have responsibilities with respect to risk oversight

Open Communication	●	We encourage open communication and strong working relationships among our Executive Chairman, our CEO and the other directors
	●	Our directors have access to management and employees

Accountability to Stockholders	●	We use majority voting in uncontested director elections
	●	We have a fully non-classified Board with annual election of directors
	●	Stockholders can contact our Board, lead director or management through our website or by regular mail

Corporate Governance Guidelines
The Board is committed to corporate governance principles and practices that facilitate the fulfillment of its fiduciary duties to stockholders and to the Company. The Board adopted a series of corporate governance guidelines, including the following policies:
Board of Directors Governance Principles and Code of Conduct
The Board of Directors Governance Principles and Code of Conduct (the "Directors Code of Conduct") applies to our directors and sets forth our governance principles relating to, among other things:

•	director independence;

•	director qualifications and responsibilities;

•	mandatory retirement age for independent directors at 70;

•	Board structure and meetings;

•	management succession; and

•	the performance evaluation of the Board and the Company's CEO.
In accordance with the NYSE corporate governance listing standards, the Directors Code of Conduct requires that the Board of Directors designate a non-executive lead director (the "Lead Director") to preside over non-executive sessions. Martin E. Franklin has been designated as the Lead Director. The Company’s non-management directors meet at least once per year in a non-executive session, at which Mr. Franklin typically presides, without the participation of the CEO, CFO or other members of management of the Company.
Business Conduct and Ethics Policy
Our Business Conduct and Ethics Policy (the "Ethics Policy") establishes the standards of ethical conduct applicable to all our directors, officers, employees, contractors and consultants. The Ethics Policy addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, Company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the Ethics Policy as well as employee misconduct and conflicts of interest.
Code of Ethics for Senior Financial Officers
Our Board also adopted a written Code of Ethics for Senior Financial Officers (the "Financial Officer Code of Ethics"), which is applicable to the CEO, CFO and principal accounting officer of the Company (collectively, the "Financial Officers"). The Financial Officer Code of Ethics defines additional specific requirements, beyond the Ethics Policy, to which the Financial Officers are bound. The Financial Officer Code of Ethics is designed to promote honest and ethical conduct, confidentiality, proper disclosure in current and periodic reports of the Company filed with the SEC and compliance with applicable laws, rules and regulations.
Copies of these policies are publicly available in the Investors – Corporate Governance – Governance Documents section of our website at www.elementsolutionsinc.com. Any waiver of the Ethics Policy or Financial Officer Code of Ethics with respect to any Financial Officer may only be authorized by our Board and the Board's Audit Committee, respectively, and will be disclosed on our website as promptly as practicable, as may be required under applicable NYSE and SEC rules.
Role of the Board of Directors
The Company’s business and affairs are managed by our Board of Directors, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to the Company’s stockholders.
The goal of the Board of Directors is to build long-term value for the Company’s stockholders. The Board establishes the Company’s overall corporate policies and acts as an advisor and counselor to senior management. The Board also oversees the Company’s business strategy and planning and evaluates the performance of the CEO and the senior leadership team in executing the Company’s business strategy, assessing and mitigating risks and managing the Company’s day-to-day operations.
Board Meetings
During 2018, the Board of Directors held a total of 10 meetings and acted by written consent one time. During 2018, each then director attended over 75% of the aggregate of (i) the total number of meetings of the Board during the period for which he was a director, and (ii) the total number of meetings of all committees of the Board (each, a "Committee," and collectively, the "Committees") on which he served. Two directors attended the 2018 annual meeting of stockholders.
Executive sessions or meetings of non-employee directors without management present are generally held as part of each regularly scheduled Board, Audit Committee and Compensation Committee meetings. The discussion leader for executive sessions of the full Board is generally Mr. Franklin in his capacity as Executive Chairman of the Board. His role is to help assure that those sessions remain effective forums for promoting open and candid discussion among the independent directors regarding issues of importance to the Company, including evaluating the performance and effectiveness of members of management. Messrs. Goss, O'Neal and Ashken generally preside over executive sessions of the Audit Committee, the Compensation Committee and the Nominating and Policies Committee, respectively.
Board Leadership Structure
In January 2019, upon the closing of the Arysta Sale, Martin E. Franklin, formerly Chairman of the Board, was named Executive Chairman, Benjamin Gliklich, formerly Executive Vice President - Operations & Strategy, was appointed as CEO and a director, and Scot R. Benson, previously President of the Company's former Performance Solutions segment, became COO and, subsequently, a member of the Board in April 2019. Together, Messrs. Franklin, Gliklich

and Benson form the new "Office of the Chairman." In his new role, Mr. Franklin provides advice and guidance to our CEO and COO with respect to leadership, strategy and operational goals.
The positions of CEO and Executive Chairman of the Board are held by different persons in recognition of the differences between the two roles. The Board determined that separating these positions: (i) permits more effective assessment of the CEO’s performance; (ii) provides a more effective means for the Board to express its views on our management; and (iii) enables the Executive Chairman to focus more on the Company's corporate governance, strategy and serving stockholders’ interests, while allowing the CEO to focus more directly on managing the Company’s day-to-day operations. The Board believes this leadership structure fosters effective governance and oversight of our Company by the Board.
The strong working relationships among the Executive Chairman, as Lead Director, and the other directors are supported by a Board governance culture that fosters open communications among the members, both during meetings and in the intervals between meetings. Open communication is important to develop an understanding of issues, promote appropriate oversight and encourage the discussion of matters essential to leading a complex and dynamic company such as Element Solutions.
Director Independence
Our Directors Code of Conduct requires that a majority of our directors satisfy the independence requirements of the SEC and the NYSE. The NYSE rules require the Board to evaluate the independence of its directors at least annually. In general, "independent" means that the director shall have no material relationship with the Company. In performing their duties, directors must hold themselves free of any interest, influence or relationship with respect to any activity which could impair their judgment or objectivity in the course of their service to the Company. The policy establishes a retirement age of 70 for independent directors. It also urges independent directors with more than one year of service to own at least 1,000 shares of common stock of the Company.
Based on the aforementioned standards, the Board of Directors has determined that each of the following non-employee directors is independent in accordance with the guidelines of the NYSE:

Independent Directors
Ian G.H. Ashken	Nichelle Maynard-Elliott
Christopher T. Fraser	E. Stanley O'Neal
Michael F. Goss
In evaluating the aforementioned independence standards, our Board specifically considered, among other things, the present and past employment (as described in their biographies provided under "PROPOSAL 1 - ELECTION OF DIRECTORS") as well as other direct or indirect affiliations or relationships of each director with the Company. Based on such standards, the Board of Directors has determined that: (i) Benjamin Gliklich is not independent because he serves as the CEO of the Company; (ii) Scot R. Benson is not independent because he serves as the COO of the Company; (iii) Martin E. Franklin is not independent because he is the founder and Executive Chairman of the Company; and (iv) Rakesh Sachdev is not independent because he served as the CEO of the Company until his retirement in January 2019.
Board Committees
The Amended and Restated By-Laws give the Board the authority to delegate its powers to committees appointed by the Board. The Board has three standing Committees: Audit; Compensation; and Nominating and Policies.
Each Committee is comprised entirely of directors determined to be independent under the SEC and the NYSE corporate governance listing standards and our Board's categorical standards of director independence. Copies of the written charters for each of our Committees setting forth their respective responsibilities can be found under the Investors –

Corporate Governance – Governance Documents section of our website at www.elementsolutionsinc.com. Copies may also be obtained upon request, without charge, by writing to the Secretary of Element Solutions at 500 East Broward Boulevard, Suite 127, Fort Lauderdale, Florida 33394.
Below is a summary of our Committee membership information and structure:

Name	Audit Committee	Compensation Committee	Nominating and Policies Committee

Ian G.H. Ashken	●	●
Michael F. Goss			●
Nichelle Maynard-Elliott	●	●
E. Stanley O’Neal			●

Committee Chairman
●	Committee Member

Audit Committee
Number of Meetings in 2018: Eight
Responsibilities. Pursuant to its written charter, the Audit Committee is responsible for, among other things:

•	overseeing our accounting and the financial reporting processes;

•	appointing and overseeing the audit of our independent registered public accounting firm (including resolution of disagreements between management and our independent auditor);

•	pre-approving all auditing services and permitted non-auditing services to be performed for us by our independent auditor and approving the fees associated with such services;

•	reviewing interim and year-end financial statements with management and our independent auditors;

•	overseeing our internal audit function, reviewing any significant reports to management arising from such internal audit function and reporting to the Board of Directors;

•	reviewing complaints under and compliance with the Company’s corporate governance guidelines, in particular regarding questionable accounting, internal accounting controls or auditing matters;

•	overseeing the Company's policies and procedures with respect to risk assessment and risk management; and

•	reviewing and approving all related-party transactions required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").
The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Under procedures adopted by the Audit Committee, the Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent auditors. See "PROPOSAL 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019 - Pre-Approval Policies and Procedures for Audit and Permissible Non-Audit Services" below.
Please see the Report of the Audit Committee included in this Proxy Statement for information about our 2018 year audit.

Independence and Financial Expertise
Our Board of Directors has reviewed the background, experience and independence of the Audit Committee members and, based on this review, has determined that each of these members:

•	meets the independence requirements of the NYSE corporate governance listing standards;

•	meets the enhanced independence standards for audit committee members required by the SEC; and

•	is financially literate, knowledgeable and qualified to review financial statements.
In addition, our Board has determined that each of Messrs. Goss and Ashken qualifies as an "audit committee financial expert" within the meaning of SEC regulations.
Compensation Committee
Number of Meetings in 2018: Four
Responsibilities. Pursuant to its written charter, the Compensation Committee is responsible for, among other things:

•	assisting the Board in developing and evaluating potential candidates for executive positions and overseeing the development of any executive succession plans;

•	reviewing and making recommendations to the Board with respect to CEO compensation and CEO corporate goals and objectives;

•
making recommendations to the Board with respect to compensation of other executive officers and providing oversight of management’s decisions concerning the performance and compensation of such executive officers;

•	reviewing on a periodic basis compensation and benefits paid to directors;

•	reviewing our incentive compensation and other stock-based plans and recommending changes in such plans to our Board as needed to assure the effective representation of the Company's stockholders; and

•	preparing a Compensation Committee report on executive compensation required by the SEC to be included the Company's annual proxy statements.
The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion. The Compensation Committee also has authority to retain compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion after taking into consideration all factors relevant to the independence of such consultants, counsel or advisors. The Compensation Committee has sole authority to approve related fees and retention terms, and is provided with appropriate funding, as determined by the Compensation Committee, for payment of compensation to such consultants, counsel or advisors.
Independence
The Board of Directors has reviewed the background, experience and independence of the Compensation Committee members and based on this review, has determined that each of these members:

•	meets the independence requirements of the NYSE corporate governance listing standards;

•	meets the enhanced independence standards for compensation committee members required by the NYSE and the SEC; and

•	to the extent applicable, is an "outside director" pursuant to the criteria established by the Internal Revenue Service ("IRS").
In addition, the Board of Directors has determined that each of Mr. O’Neal, Mr. Ashken and Ms. Maynard-Elliott is independent pursuant to the enhanced independence standards for compensation committee members set forth in Section 303A.02(a)(ii) of the NYSE Listed Company Manual, based on evaluations conducted in accordance with and considering the factors set forth in Section 303A.02(a)(ii).

Role of Compensation Consultant
The Compensation Committee has the sole authority to retain compensation consultants or advisors to assist it in evaluating CEO, senior executives and non-employee director compensation. From time to time, management also retains its own outside compensation consultants. In 2018, the Compensation Committee relied on work performed in 2017 by its independent compensation consultant with respect to the evaluation of our compensation plans and policies, and did not use additional services of a compensation consultant during the year.
Role of Management
Our Compensation Committee relies on management for legal, tax, compliance, finance and human resource recommendations, and data and analysis for the design and administration of the compensation, benefits and perquisite programs for our senior executives. The Compensation Committee considers this information in conjunction with the recommendations and information from its independent compensation consultant.
Our CEO, our head of human resources ("HR Lead") and our Executive Vice President - General Counsel & Secretary ("General Counsel") generally attend Compensation Committee meetings. CEO performance and compensation are discussed by the Compensation Committee in executive session, with advice and participation from the Compensation Committee’s independent compensation consultant when applicable and as requested by the Compensation Committee. Our CEO and HR Lead, without the presence of any other members of senior management, actively participate in the compensation discussions of our senior executives, including making recommendations to the Compensation Committee as to the amount and form of compensation (other than their own).
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee during 2018 was an officer, employee or former officer of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to SEC regulations. No executive officer of the Company served as a member of a compensation committee or a director of another entity under circumstances requiring disclosure under SEC regulations.
Nominating and Policies Committee
Number of Meetings in 2018: One
Responsibilities. Pursuant to its written charter, the Nominating and Policies Committee is responsible for, among other things:

•	leading the search for individuals qualified to become members of the Board of Directors and selecting director nominees to be presented for stockholder approval at our annual meetings;

•	reviewing the Committees structure and recommending to the Board of Directors for approval directors to serve as members of each Committee;

•	reviewing corporate governance guidelines on a periodic basis and recommending changes to the Board as necessary;

•	overseeing any self-evaluations of the Board and its Committees;

•	reviewing director nominations submitted by stockholders, if any; and

•	assuring the effective representation of the Company's stockholders.
The Nominating and Policies Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Nominating and Policies Committee members or subcommittees.

Independence
Our Board has reviewed the background, experience and independence of the Nominating and Policies Committee members and, based on this review, has determined that each of these members meets the independence requirements of the SEC and NYSE corporate governance listing standards.
Board and Committee Assessment Process
During the year, the Executive Chairman of the Board receives input on the Board’s performance from the directors and discusses this feedback with the full Board. The Executive Chairman also oversees the review of the Board performance which includes annual self-assessments by each Committee, relying on a review process similar to that used by the Board, with performance criteria for each Committee established on the basis of its responsibilities as listed in its charter. These self-evaluations are discussed with the full Board each year.
Risk Management and Oversight
Management is responsible for the day-to-day management of risks the Company faces, while our Board of Directors provides risk oversight. In its risk oversight role, the Board must satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed, including assessing major risk factors relating to the Company and its performance and reviewing measures to address and mitigate risks.
While the full Board of Directors is charged with overseeing risk management, the Board Committees and members of management also have responsibilities with respect to risk oversight. In particular, the Audit Committee plays a large role in overseeing matters involving the Company’s financial and operational risks as well as the guidelines, policies and processes for managing such risks. To this end, the Audit Committee receives periodic briefings from management and our internal audit function on various risks, including internal controls and cybersecurity risks, and the oversight of such risks. During these meetings, the Audit Committee and management discuss these risks, risk management activities and efforts, best practices, the effectiveness of our security measures and other related matters. Additionally, the Compensation Committee monitors and assesses the various risks associated with compensation policies and oversees incentives that encourage a level of risk-taking consistent with our overall strategy.
Certain Relationships and Related Transactions

Related Party Transaction Policy
The Board of Directors and the Audit Committee have adopted written policies and procedures relating to the approval or ratification of transactions with "related parties." Under such policies and procedures, the Audit Committee is to review the material facts of all related party transactions that require the its approval and either approve or disapprove of the entry into such transactions, depending on whether the particular transaction serves the best interest of the Company and its stockholders.
No member of the Audit Committee may participate in any review, consideration or approval of any related party transaction with respect to which such member, or any of his or her immediate family members, is the related party.
Under such policies and procedures, a "related party transaction" represents any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, the Company is a participant and any related party has or will have a direct or indirect interest (other than solely as a result of being a director and/or a less than 10% beneficial owner of another entity). A "related party" is any person who is or was, since the beginning of the last year for which the Company has filed an annual report on Form 10-K and a proxy statement, even if they do not presently serve in that role, an executive officer, director or nominee for election as a director, any 5% or greater stockholder of the Company, or any immediate family member of any of the foregoing.

Immediate family members include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).
In the event that our CEO or CFO determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting to review and approve or ratify a related party transaction, the Chairman of the Audit Committee may review and approve or ratify such related party transaction on behalf of the Audit Committee. At the next Audit Committee meeting following such approval or ratification, the Chairman is to describe fully any related party transaction so approved in order for it to be ratified by the full Audit Committee.
Transactions with Related Parties
The following transactions were reviewed and considered in light of the policies and procedures discussed above:
Under an Advisory Services Agreement, dated October 31, 2013, with Mariposa Capital, LLC ("Mariposa Capital"), an affiliate of Martin E. Franklin, Executive Chairman of the Board, and Mariposa Acquisition, LLC (See "SECURITY OWNERSHIP" below), Mariposa Capital provides certain advisory services to Element Solutions and is entitled to receive an annual advisory fee, which is payable in quarterly installments, and reimbursement for expenses, which in 2018 and the first quarter of 2019 totaled an aggregate of approximately $787,610. This agreement is automatically renewed for successive one-year terms unless prior 90-day notice is provided by either party and may only be terminated by Element Solutions upon a vote of a majority of our Board members. In the event that this agreement is terminated by Element Solutions, the effective date of the termination will be six months following the expiration of the applicable term. In connection with certain management and organizational changes that took effect upon the closing of the Arysta Sale and additional advisory services requested from Mariposa Capital by the Board of Directors following those changes, Mariposa Capital's annual advisory fee was increased from $2.0 million to $3.0 million, effective February 1, 2019.
Element Solutions is a party to a certain Lease Agreement commencing April 1, 2019, pursuant to which the Company leases office space in Miami, Florida. Under the terms of the lease, the Company is obligated to pay a market-based rent in an aggregate amount of approximately $378,000 over the five-year term of the lease, plus the tenant’s proportionate share of the operating expenses, taxes and insurance for the leased premises. An affiliate of Mr. Franklin holds a 50% ownership interest in the landlord of the leased premises.
Involvement in Certain Legal Proceedings
To the knowledge of the Company, no director, executive officer, or person nominated to become a director or executive officer has within the last 10 years: (i) had a bankruptcy petition filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for, any business or property of such person or entity with respect to which such person was a general partner or executive officer either at the time of the bankruptcy filing or within two years prior to that time; (ii) been convicted in a criminal proceeding or currently named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining or otherwise limiting his or her involvement in the following activities: (a) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (b) engaging in any type of business practice; or (c) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws; (iv) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty days the right of such person to engage in any activity described above under (iii)(a), or to be associated with persons engaged in any such activity; (v) been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been subsequently reversed, suspended or vacated; (vi) was the subject of, or party to, any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (a) any federal or state securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or (vii) was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.
We are not aware of any material proceedings to which any director, executive officer or affiliate of the Company, any owner of record or beneficial owner of more than 5% of any class of the Company’s voting securities, or any associate of any such director, executive officer, affiliate, owner of record or beneficial owner is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.
DIRECTOR COMPENSATION
The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified individuals to serve on the Board. We believe a meaningful portion of a director’s compensation should be provided in equity-based awards (restricted stock units, or RSUs) in order to align directors' interests with our stockholders' interests. In setting director compensation, we consider the significant amount of time directors expend in fulfilling their duties serving on the Board and its Committees, the skill-level required for such service and the need to continue to attract highly-qualified candidates to serve on the Board. Director compensation arrangements are reviewed annually to maintain such standards.
Directors who are employed by the Company (currently Benjamin Gliklich, who was appointed in January 2019, and Scot R. Benson, who was appointed in April 2019) receive no compensation or fees for serving as directors or for attending any Board or Committee meetings. Martin E. Franklin, who serves as our founder director and Executive Chairman, does not receive any additional compensation for his services as a director. The other members of the Board are entitled to receive cash and stock compensation as described below:
Director Compensation Program
The following table summarizes the components of our 2018 annual director compensation program:

Compensation Components	Amounts ($)
Board Fees	75,000
Committee Fees	5,000 additional fees
Audit Committee Chairman Compensation	10,000 additional fees
Compensation Committee Chairman Compensation	10,000 additional fees
Nominating and Policies Committee Chairman Compensation	10,000 additional fees
RSU Grant	RSUs with an approximate value of $100,000(1)

(1)
Certain non-executive directors are granted annually a number of RSUs with an approximate value equal to $100,000 at the grant date. These RSUs are typically granted on the date of the Company's annual meeting of stockholders and vest on the earlier of the one-year anniversary of the grant date and the date of the next annual meeting of stockholders.

Director expenses and other benefits. Our non-employee directors are reimbursed for expenses incurred in attending Board, Committee and stockholder meetings, as well as for expenses associated with these and other board activities.

Stock ownership guidelines. Non-employee directors with more than one year of service are expected to directly own at least 1,000 shares of our common stock.
2018 Directors' Compensation
The following table sets forth the compensation paid to our past and current non-employee directors for the year ended December 31, 2018:

2018 Directors Compensation(1)
Name	Fees Earned or Paid in Cash ($)(6)	Stock Awards ($)(7)	All Other Compensation ($)(8)	Total ($)

Martin E. Franklin	—	—	2,000,000	2,000,000
Ian G.H. Ashken	95,000	99,997	—	194,997
Nicolas Berggruen(2)	—	—	—	—
Christopher T. Fraser(3)	—	—	—	—
Michael F. Goss	85,000	99,997	—	184,997
Ryan Israel(4)	—	—	—	—
Nichelle Maynard-Elliott(5)	28,125	105,067	—	133,192
E. Stanley O’Neal	85,000	99,997	—	184,997

(1)
On January 31, 2019, Rakesh Sachdev retired as the Company's CEO and Benjamin Gliklich was appointed as his replacement. Mr. Sachdev continues to serve as a director of the Company. In 2018, as an employee of the Company, Mr. Sachdev did not receive compensation for his services as a director and is not included in this table. His 2018 compensation as an employee of the Company is shown in the 2018 Summary Compensation Table below. At the time of his appointment as CEO, Mr. Gliklich was appointed as a member of the Board, effective January 31, 2019. Scot R. Benson, the COO of the Company, was also appointed as a member of the Board in April 2019. As employees of the Company, they also do not receive compensation for their services as directors.

(2)
Mr. Berggruen had elected to waive all compensation for his services as a director in 2018. Mr. Berggruen retired from the Board on June 25, 2018. There was no disagreement between Mr. Berggruen and the Company on any matter relating to the Company's operations, policies or practices.

(3)	Mr. Fraser was appointed as a member of the Board in April 2019.

(4)
Mr. Israel had elected to waive all compensation for his services as a director in 2018. Mr. Israel, a partner at Pershing Square Capital Management, L.P., retired from the Board on February 4, 2019, following the repurchase by the Company from Pershing Square Capital Management, L.P. of 37 million shares of common stock.

(5)
The Board appointed Ms. Maynard-Elliott as a director of the Company, effective August 15, 2018. The amount in the "Fee Earned or Paid in Cash" column represents a prorated amount based on her partial year of service.

(6)
The amounts shown in the "Fees Earned or Paid in Cash" column include the annual non-executive director fee and additional Committee and Committee Chairman fees for all directors, as applicable, as described above.

(7)
The amounts in the "Stock Awards" column reflect the aggregate grant date fair value of RSUs granted to directors in 2018 computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the 2018 grants, refer to Note 9, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our 2018 Annual Report. The amounts reflect the grant date fair value for these awards. Each of Messrs. Ashken, Goss and O'Neal were granted 8,741 RSUs on June 25, 2018, the date of the Company's 2018 annual meeting of stockholders, as compensation for their respective directorship in 2018-2019. Ms. Maynard-Elliott was also granted 8,741 RSUs as compensation for her directorship in 2018-2019 upon her appointment to the Board on August 15, 2018. In each case, these RSUs were outstanding at December 31, 2018 and will vest on June 5, 2019, subject to continuous directorship through and on such vesting date.

(8)
Represents fees paid to Mariposa Capital, an affiliate of Mr. Franklin, pursuant to the Advisory Services Agreement. See "CORPORATE GOVERNANCE - Certain Relationships and Related Transactions - Transactions with Related Parties" above. Mr. Franklin, who serves as our founder director and Executive Chairman, does not receive any compensation for his services as a director.

For complete beneficial ownership information relating to our directors, see "SECURITY OWNERSHIP" below.
Indemnification
We entered into Director and Officer Indemnification Agreements with each of our current directors in order for them to be free from undue concern about personal liability in connection with their services to the Company. In addition, our Certificate of Incorporation, as amended, and our Amended and Restated By-Laws provide that we will indemnify any of our directors, to the fullest extent permitted by applicable law, against any and all costs, expenses or liabilities incurred by them by reason of being or having been a member of the Board.

EXECUTIVE OFFICERS OF THE COMPANY
On January 31, 2019, the Company completed the Arysta Sale, at which time Rakesh Sachdev retired as CEO of the Company, and Benjamin Gliklich, formerly Executive Vice President - Operations & Strategy, was appointed as his replacement. In addition, Scot R. Benson, previously President of the Company's former Performance Solutions segment, was appointed as COO of the Company and, subsequently, a member of the Board in April 2019. On March 12, 2019, the Board appointed Carey J. Dorman, formerly Corporate Treasurer and Vice President, Investor Relations, as the Company's Chief Financial Officer ("CFO"), replacing John P. Connolly, who resigned as CFO as of that date. Also on March 12, 2019, J. David Tolbert announced his retirement as Chief Human Resources Officer.
Set forth below is a list of our executive officers as of April 25, 2019 and their respective biographical information:

Name	Age	Title

Benjamin Gliklich	34	Chief Executive Officer (CEO) and director nominee
Scot R. Benson	57	President and Chief Operating Officer (COO)
John E. Capps	54	Executive Vice President - General Counsel & Secretary (General Counsel)
Carey J. Dorman	30	Chief Financial Officer (CFO)
Benjamin Gliklich is Chief Executive Officer of Element Solutions and a member of the Board. Prior to being promoted to this role in January 2019, Mr. Gliklich served as Executive Vice President - Operations and Strategy of the Company since April 2016. Prior to this appointment, Mr. Gliklich served as the Company's Chief Operating Officer from October 2015 to April 2016 and as Vice President of the Company responsible for multiple different functions from January to October 2015. Mr. Gliklich joined Element Solutions as Director of Corporate Development in May 2014. Prior to joining Element Solutions, Mr. Gliklich worked for General Atlantic, a global growth-oriented private equity firm, and Goldman Sachs & Co. Mr. Gliklich holds an A.B. Cum Laude from Princeton University and an MBA with distinction from Columbia Business School.
Scot R. Benson is President and Chief Operating Officer of Element Solutions and a member of the Board. Prior to being promoted to this role in January 2019, Mr. Benson served as President of the former Performance Solutions segment of Element Solutions from 2015 to January 2019 where he led the integration of the former Alent plc businesses and the former OM Group, Inc.’s Electronic Chemicals and Photomasks businesses with MacDermid. Mr. Benson joined MacDermid in 1999 which was acquired by the Company in October 2013. His previous positions at MacDermid included President of MacDermid Advanced Surface Finishes and Graphics Solutions from January 2013 until February 2015. Mr. Benson also served as President of MacDermid Graphics Solutions from 2010 to 2013. Mr. Benson attended the University of Wisconsin - Stevens Point.
John E. Capps is Executive Vice President - General Counsel & Secretary of Element Solutions. Mr. Capps joined the Company in May 2016. Prior to joining the Company, Mr. Capps was with Jarden, a Fortune 500 broad-based consumer products company, where he most recently served as Executive Vice President - Administration, General Counsel and Secretary until April 2016 when Jarden Corporation merged with Newell. From 2003 to 2005, Mr. Capps was with American Household, Inc. which was acquired by Jarden in January 2005. Prior to 2003, Mr. Capps was in private law practice with the firm Sullivan & Cromwell LLP. Mr. Capps holds a J.D. from the University of Texas and a B.A. and M.B.A. from Vanderbilt University.
Carey J. Dorman is Chief Financial Officer of Element Solutions. Prior to being promoted to this role in March 2019, Mr. Dorman served as Corporate Treasurer and VP, Investor Relations of Element Solutions from February 2018 to March 2019 after having served as Senior Director, Corporate Development from April 2017 to February 2018 and as Director - Corporate Development from April 2015 to April 2017. In his prior roles, Mr. Dorman’s responsibilities included capital markets, corporate development, financial planning, investor relations and merger integration. Prior to joining Element Solutions in April 2015, Mr. Dorman worked for Taconic Capital Advisors, a global institutional investment firm, from December 2013 to April 2015, and for Goldman Sachs & Co. from June 2011 to November 2013. Mr. Dorman holds Bachelor's degrees in Engineering and in Economics from Brown University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during 2018 to our Named Executive Officers (as defined below).
This Compensation Discussion and Analysis is organized as follows:

Section	Page	Section	Page

Compensation Philosophy and Objectives	27	Employment Arrangements	39
Compensation-related Corporate Governance	27	Executive Change in Control (CIC) Agreements	40
Executive Compensation Setting Process	28	Indemnity Agreements	41
Components of the Executive Compensation Program	30	Report of the Compensation Committee	41

COMPENSATION PHILOSOPHY AND OBJECTIVES
The core of our executive compensation philosophy is that compensation should be linked to achievements of financial and operating performance metrics that build stockholder value. Consequently, we design our executive compensation program and benefits policies in a way we believe will attract and retain the key employees necessary to support the Company's growth and success, both operationally and strategically. We also aim to motivate our executives to achieve short- and long-term goals with the ultimate objective of creating sustainable improvements in stockholder value. This approach guides the design and administration of our compensation and benefits programs for the Named Executive Officers but also for the other executives, officers and workforce of the Company in general.
Our total direct compensation package typically includes (i) base salary, (ii) annual cash awards under our bonus plan (the "Annual Bonus Plan") and (iii) long-term incentive awards under our long-term incentive program (the "LTI Program"). When establishing our overall compensation plan, we benchmark the levels of compensation at other competitive companies derived from compensation surveys provided by outside consultants. We also take into consideration other factors, including, but not limited to, the Company’s performance and achievement of specific pre-established financial goals, executives' past performance and expected future contributions to the Company as well as awards granted to executives in the past.
In summary, our compensation program:

is tied to overall Company performance	reflects each executive’s level of responsibility

includes a significant incentive equity component	reflects individual performance and contributions

COMPENSATION-RELATED CORPORATE GOVERNANCE
To ensure continued alignment of executive compensation with Company performance and creation of stockholder value on a long-term, sustainable basis, we strive to follow best practices and strong compensation-related corporate governance policies.

Our key policies for executive compensation are set forth below:

What We Do		What We Don't Do

●	Pay for performance with a substantial majority of pay being performance-based and not guaranteed	●	Provide tax gross-ups for change-in-control payments
●	Consider peer groups in establishing compensation	●	Guarantee pay increases or equity awards for Named Executive Officers
●	Balance short- and long-term incentives	●	Allow hedging, pledging or short sales of the Company's stock
●	Use multi-year vesting terms for all executive officer equity awards	●	Allow liberal share recycling
●	When required, use an external, independent compensation consulting firm that provides no other services to the Company

EXECUTIVE COMPENSATION SETTING PROCESS
Annual Review of the Compensation Committee
Our Compensation Committee is responsible for overseeing the design, implementation and administration of short- and long-term compensation (including awards under our LTI Program (the "LTI Awards"), benefits and perquisites) for all executive officers and other members of senior management on an annual basis. The Compensation Committee recommends CEO compensation to the independent directors of the Board for their approval. When making compensation decisions, the Compensation Committee analyzes data from our Peer Group (as defined under "Market Benchmarking" below) and considers the dynamics of operating in the global specialty chemical industry, the importance of rewarding and retaining talented and experienced executives to continue to guide the Company, alignment of our executive compensation program with stockholders' interests, and voting guidelines of certain proxy advisory firms and stockholders. The Compensation Committee also considers the Company’s past-year performance, achievement of specific pre-established financial goals, the executives’ past performance and expected future contributions to the Company and past equity awards granted to such executives.
Consideration of the 2018 Stockholder Advisory Vote on Executive Compensation
When determining executive compensation, the Compensation Committee values core principles and performance objectives but also considers input from the Company's stockholders on our executive compensation program. As part of its compensation setting process, the Compensation Committee evaluates the results of our most recent Say-on-Pay vote and feedback received from the Company's largest stockholders in conjunction with this vote. At our June 2018 annual meeting, a significant majority of stockholders, approximately 99% of votes cast, supported our 2017 compensation program for our then named executive officers. The Compensation Committee interpreted this result as demonstrating strong support for our executive compensation program. No specific component of our 2018 executive compensation program was altered based upon this high passage rate.
Market Benchmarking
We use a peer group (the "Peer Group") as a reference for our executive compensation program. The Compensation Committee believes that our Peer Group is representative of the labor market from which we recruit executive talent. Factors used to select our Peer Group include industry segment, sales, profitability, market capitalization and number of employees.

The Peer Group used in 2018 prior to the Arysta Sale was as follows:

Peer Group
Albemarle Corporation	W.R. Grace & Co.
Ashland Global Holdings Inc.	International Flavors & Fragrances Inc.
Axalta Coating Systems Ltd.	Minerals Technologies Inc.
Cabot Corporation	Newmarket Corporation
Celanese Corporation	RPM International Inc.
Ferro Corporation	A. Schulman, Inc.
FMC Corporation	Sensient Technologies Corporation
H.B. Fuller Company
The Compensation Committee does not believe, however, that it is appropriate to make any compensation decisions, whether regarding base salaries or incentive pay, primarily based upon benchmarking to a peer or other representative group of companies. From time to time, information from independent compensation consultants regarding pay practices at other companies is provided to the Compensation Committee as a resource for its deliberations for executive compensation decisions which is useful in at least two respects. First, the Compensation Committee recognizes that compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors that both management and the Compensation Committee consider in assessing the reasonableness and appropriateness of our executive compensation programs. Although we do not target executive compensation to any Peer Group median, we strive to provide a compensation package that is competitive in the market and that rewards each executive’s performance in executing the strategic and financial goals of the Company.
Role of Executives in Establishing Compensation
Each year, our CEO and HR Lead evaluate the individual performance and the competitive pay positioning of senior management members who report directly to the CEO, including the Named Executive Officers. Our CEO and HR Lead then make recommendations to the Compensation Committee regarding the target compensation, job leveling and grading for such Named Executive Officers and other senior level employees of the Company. Our CEO follows the same process with regard to the target compensation of our HR Lead, without his input, and the Compensation Committee follows the same process with regard to the target compensation of our CEO, without his input.
Annually, our executives, including the Named Executive Officers, set their individual performance objectives with our CEO. Each executive’s performance is reviewed throughout the year against his or her objectives. At the end of each year, our CEO conducts a final review for each executive and rates his or her performance. The performance evaluations are based on factors such as Company-wide and/or business segment achievements, as applicable, and individual objectives. Individual performance is used by our CEO in consideration of individual merit-based salary increases.
Our Compensation Committee also meets in executive session at which some of our executives may be present. Our CEO reviews meeting materials with the Chairman of the Compensation Committee prior to scheduled meetings. Under its charter, the Compensation Committee must review CEO compensation and evaluate CEO performance in light of the corporate goals and objectives and determine and approve CEO compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Compensation Committee considers the Company’s overall performance based on specific pre-established performance metrics, the value of similar incentive awards to chief executive officers at comparable companies and the awards granted to the Company’s CEO in past years.

COMPONENTS OF THE EXECUTIVE COMPENSATION PROGRAM
The Company's executive compensation program is intended to attract and retain a high caliber of executive talent, align incentives with stockholders' interests and support the Company's pay-for-performance philosophy.
The following table summarizes each of the primary components of the Company's executive compensation program, their respective types (fixed or variable (tied to performance)), their respective business purposes and key features and the related actions taken in 2018 with respect to each of them:

Pay Component	Fixed or Variable	Business Purpose	Key Features	2018 Actions

Base Salary	Fixed	Attract and retain high-quality executives needed to lead our complex global business	Peer Group and other market data used as reference points: responsibilities, individual performance, internal pay equity, compensation history and executive potential	Base salaries reflect individual performance and changes in the competitive marketplace for talent

Annual Bonus Plan	Variable	Motivate and reward achievement of annual financial and individual performance targets set in conjunction with annual business planning process	Annual cash award paid after year-end upon achievement of targets
2018 performance metrics reflect the Arysta Sale: organic net sales growth and unlevered free cash flow, each measured on a continuing operations basis, in addition to adjusted EBITDA, as described herein

Other factors considered in determining target opportunity for individual executive: responsibilities, individual performance and internal pay equity
Attract and retain key executives

LTI Program	Variable	Motivate and reward executive achievement of long-term financial targets in support of long-term strategic plan	LTI Awards designed to provide balance between share price appreciation, retention and long-term operating results using three-year performance and vesting periods
2018 program comprised (i) performance-based restricted stock units ("PRSUs") with performance metric based on adjusted organic EBITDA growth, (ii) time-based restricted stock units ("RSUs") with annual vesting in equal tranches over three years, and (iii) no stock options ("SOPs")

Other factors considered in determining target opportunity for individual executive: responsibilities, individual performance, internal pay equity, executive's potential and retention risk
Attract and retain key executives

Pay Component	Fixed or Variable	Business Purpose	Key Features	2018 Actions
Benefits and Other Perquisites	__	Attract and retain executive officers with appropriate health and welfare benefits	Competitive non-monetary benefits consistent with the marketplace	Generally consistent with 2017
Limited perquisites to convey additional value in connection with performing job duties
In order to reflect the Arysta Sale and take into account the performance of the Company's continuing operations going forward, the Compensation Committee reviewed the performance metrics underlying the 2018 cash awards under the Annual Bonus Plan and PRSU awards under the LTI Program compared to 2017. With respect to the performance metrics for 2018 cash awards, the Compensation Committee (i) measured organic net sales growth on a continuing operations basis, which excludes the organic net sales results of the Company's former Agricultural Solutions business sold in the Arysta Sale and (ii) replaced the working capital improvement target used in 2017 with an unlevered free cash flow target, also measured on a continuing operations basis. Management uses adjusted EBITDA, organic net sales growth and unlevered free cash flow to assess both business performance and overall liquidity, and believes they provide a helpful perspective on the performance and operating cash flow of the Company post-Arysta Sale. With respect to 2018 PRSUs, the Compensation Committee determined to use an adjusted organic EBITDA growth target also measured on a continuing operations basis. In the context of the Arysta Sale, management believes that EBITDA is the measure that will most accurately track the performance of the Company's continuing operations. In addition, management believes adjusted organic EBITDA growth will provide a more complete understanding of the long-term profitability trends of the Company’s business, and facilitate comparisons of its profitability to prior and future periods.
Adjusted EBITDA, organic net sales growth, unlevered free cash flow and adjusted organic EBITDA growth are financial measures not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). For a discussion of the Company’s use of non-GAAP financial measures, see page 37 of our 2018 Annual Report under "Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures." For definitions of these non-GAAP measures, see "APPENDIX A - NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.
Finally, as the Company worked toward the closing of the Arysta Sale, management and the Compensation Committee determined that retaining senior leadership through and after the Arysta Sale was critical to both the execution of the Arysta Sale and business continuity. As a result, certain executives, including the Named Executive Officers, were eligible for a cash transaction bonus, subject to a successful close of the Arysta Sale.
Additional details on each element of the Company's executive compensation program are outlined below:

Cash Compensation - Base Salary (Fixed)
Base salary is the only fixed portion of the Named Executive Officers' total direct compensation. We provide executives with a base salary intended to attract and retain the quality executives needed to lead our complex global businesses and to compensate executives for their scope and level of responsibility while fostering sustained individual performance.
In general, base salaries are initially established through arm’s-length negotiation at the time the executive officer is hired or promoted, taking into account factors such as the executive officer’s qualifications, experience and intended role at the Company. The Compensation Committee sets or increases the salary of each executive as part of its annual compensation review process and in recognition of his or her contributions during the prior year. The Compensation

Committee may make adjustments, as appropriate, based on the scope of an executive's responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account the executive's current salary, equity ownership and the amounts paid to a peer of such executive inside our Company and to other members of the management team. Base salaries are also benchmarked against the practices of companies in our Peer Group and other market data and reviewed, from time to time, in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our Named Executive Officers. This strategy is consistent with our intent of offering base salaries that are cost-effective while remaining competitive.
The base salary earned in 2018 by each Named Executive Officer is reflected in the "Salary" column of the 2018 Summary Compensation Table set forth under "EXECUTIVE COMPENSATION TABLES" below.

Cash Compensation - Annual Bonus Plan (Variable)
Cash bonuses are awarded by our Compensation Committee on an annual basis pursuant to the Annual Bonus Plan. The Annual Bonus Plan is a cash bonus target plan designed to provide incentives to achieve financial and operational performance targets set in conjunction with the Company's annual business planning process, and to encourage management to achieve profitable growth.
2018 Performance Metrics
Based on a review of the Company's annual and long-term financial goals, operational plans, strategic initiatives and the prior year’s actual results, the Compensation Committee annually sets the Annual Bonus Plan financial performance metrics that it will use to measure Company performance as well as their relative weighting.
In 2018, Company performance was measured relative to three financial metrics: organic net sales growth and unlevered free cash flow, both derived from the performance of the Company's continuing operations, and adjusted EBITDA, which included the consolidated results from the discontinued operations of the Company's former Agricultural Solutions business sold in the Arysta Sale.
These performance metrics are believed to represent significant drivers of financial performance for the Company, and are individually weighted to reflect the Compensation Committee’s determination of the importance of each of them and the value their achievement can bring to the Company's stockholders. The Company's Annual Bonus Plan also includes a component for individual leadership objectives, assigned to each Named Executive Officer, that is reflective of our focus on meeting or exceeding the overall financial goals and strategic initiatives of the Company, and on continuing to develop our people.
The following table presents each of the financial metrics and individual objectives mentioned above selected in 2018 within our Annual Bonus Plan to measure Company performance, the reasons for their respective selection and their relative weighting (% of Annual Bonus Plan target award):

Performance Metric	Reasons for Selection	Weighting
Adjusted EBITDA*	Strong indicator of the Company's ongoing operating performance.	50%
Organic net sales growth*	Demonstrates the Company's ability to grow its existing business, without consideration of foreign currency translation, pass-through pricing of certain metals and acquisitions and/or divestitures, such as the Arysta Sale.	20%
Unlevered free cash flow*	Used in 2018 by the Company to assess business performance. Unlevered free cash flow excludes interest expense payments.	15%
Individual Goals	Supports and helps achieve strategic objectives and ties to areas of responsibility by focusing on people development within our organization. Generally funded on the same basis as the adjusted EBITDA performance metric.	15%

* For a further description and reconciliations of these non-GAAP financial measures relative to the Company's reported GAAP financial measures, see "APPENDIX A - NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.
Given the nature of the Company's businesses, the Compensation Committee believes this allocation provides an appropriate balance among Company's results and individual accountability.
In 2018, the Compensation Committee approved the applicable performance levels for each performance metric and contemplated increasing levels of payout for performance at higher levels, with payouts ranging from 0% to 200% of the target bonus opportunity. Depending on achievement, a sliding scale was applied between performance levels which dictates the payout levels, including a threshold level (50% payout) and a stretch level (200% payout). If the threshold level was not attained, no bonus was to be paid with respect to such metric. The target level required for a 100% payout for each performance metric was set relative to the Company's internal budget and goals for each metric.
The following table summarizes the 2018 targets for each performance metric underlying our Annual Bonus Plan, the Company's 2018 actual results, and the corresponding weighted payout percentage:

	Target (100% payout)	2018 Actual Results	Weighted Payouts
Performance Metric

Adjusted EBITDA(1)	$895 million	$855 million	69%

Organic net sales growth(1)	3.5%	3.2%	90%

Unlevered free cash flow(1)	$240 million	$271 million	200%

Individual Goals(2)			69%

Weighted Average Performance			93%

(1)
These financial measures are not prepared in accordance with GAAP. For a discussion of the Company’s use of non-GAAP financial measures, see page 37 of our 2018 Annual Report under "Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures." For definitions and reconciliations of these non-GAAP measures, see "APPENDIX A - NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.

(2)	The individual goals for the Named Executive Officers in 2018 were based on the adjusted EBITDA performance metric.
The performance results against the targets indicated above may be adjusted for extraordinary events if deemed appropriate by our CEO and the Compensation Committee. This adjustment can be either up or down. For example, adjustments may be made for acquisitions or large divestitures, such as the Arysta Sale for which adjustments were made as described above. With respect to individual goals, the Compensation Committee may apply discretion to reduce or increase the individual element of the awards based on individual performance. The Compensation Committee reviews the final financial scoring and qualitative adjustments and approves the Annual Bonus Plan funding level.
At the time the 2018 targets were set for each metric, the Compensation Committee believed these levels were attainable, yet challenging, and in line with past performance and consistent with the Company's performance objectives.
2018 Annual Bonus Plan Payouts
For 2018, the Company achieved adjusted EBITDA of $855 million (excluding any contribution from acquisitions completed during the year), which was below the target payout level. This amount includes the adjusted EBITDA results from the Company's former Agricultural Solutions business sold in the Arysta Sale. Applying a sliding scale between the threshold performance level for a 50% payout and the target performance level for a 100% payout, the operating performance yielded a 69% payout of the adjusted EBITDA metric. After applying the 50% weighting to the adjusted

EBITDA performance metric, a payout of approximately 35% was earned by the Named Executive Officers under the Annual Bonus Plan.
The Company's organic net sales from continuing operations increased by 3.2% in 2018, which was below the target payout level. Applying a similar sliding scale between the threshold performance level for a 50% payout and the target performance level for a 100% payout, the operating performance yielded a 90% payout of the organic net sales growth metric. After applying the 20% weighting to the organic net sales growth performance metric, a payout of approximately 18% was earned by the Named Executive Officers under the Annual Bonus Plan.
The Company generated $268 million of unlevered free cash flow in 2018 measured on a continuing operations basis, which excludes any contributions from the Company's former Agricultural Solutions business sold in the Arysta Sale, as indicated above. This result was slightly above the 200% stretch payout level and triggered a 200% payout for this metric. After applying the 15% weighting to the unlevered free cash flow performance metric, a payout of approximately 30% was earned by the Named Executive Officers under the Annual Bonus Plan.
Finally, in 2018, the individual goals for the Named Executive Officers were tied to the adjusted EBITDA performance metric, which means that this operating performance yielded a 69% payout of this metric. The Annual Bonus Plan targets for 2018 were 60% base salary for Mr. Tolbert and 100% base salary for the other Named Executive Officers. In 2018, each of the Named Executive Officer received a payout equivalent to approximately 93% of his Annual Bonus Plan targets. The target bonuses for each of Messrs. Sachdev and Connolly were negotiated as part of their respective employments agreements. See "—Employment Arrangements" below. In addition, in anticipation of the successful close of the Arysta Sale, the Compensation Committee decided on the payment of a portion of the Arysta Sale transaction bonuses in December 2018.
The Annual Bonus Plan payments earned by, and the Arysta Sale transaction bonuses paid to, each Named Executive Officers in 2018 are included in the "Non-Equity Incentive Plan Compensation" column and "Bonus" column, respectively, of the 2018 Summary Compensation Table set forth under "EXECUTIVE COMPENSATION TABLES" below.

Equity-Based Long-Term Incentives - LTI Program (Variable)
Our LTI Program is designed to align the financial interests of our executives with those of the stockholders of the Company by rewarding the achievement of specific pre-established financial metrics over multi-year performance periods, and therefore creating long-term stockholder value. The Compensation Committee believes that stockholders’ interests are best served by balancing the focus of executives’ decisions between short- and long-term measures. The Compensation Committee also believes providing executives with opportunities to acquire significant stakes in the Company growth incentivizes and rewards executives for sound business decisions and high-performance team environments while fostering the accomplishment of short- and long-term strategic objectives and improvement in stockholder value, all of which are essential to our ongoing success.
How Equity-Based Compensation is Determined
Annually, the Compensation Committee reviews our LTI Program to determine (i) the equity compensation mix, (ii) the vesting periods, and (iii), with respect to PRSUs, the performance metrics used to encourage long-term success as well as their respective weightings and annual and cumulative targets. In addition, the Compensation Committee annually sets a LTI Program target award for each Named Executive Officer which reflects the total LTI Program target award a Named Executive Officer has the opportunity to receive at the end of the applicable three-year performance period.
LTI Awards are typically granted in the first quarter of the year in connection with other annual compensation decisions. LTI Awards may also be given from time to time during the year in connection with hiring decisions and recognition of exemplary achievement, promotions or other compensation adjustments.

All LTI Awards are granted under the Company's amended and restated 2013 incentive compensation plan (the "2013 Plan"), which was approved by the stockholders of the Company in June 2014. A maximum of 15,500,000 shares of common stock were authorized to be issued under the 2013 Plan. At December 31, 2018, a total of 1,484,776 shares of common stock had been issued, and 6,363,059 PRSUs, RSUs and SOPs were outstanding under the 2013 Plan, inclusive of 2,472,416 shares reserved for incremental payouts on PRSUs assuming maximum performance relative to the underlying performance metrics.
2018 LTI Program
In February 2018, the Compensation Committee reviewed recommendations made in 2017 by management and its independent compensation consultant, and approved changes to the design of our LTI Program which consisted of (i) using a three-year adjusted organic EBITDA growth target as the performance metric for the PRSUs (as opposed to the performance metrics based on return on invested capital (ROIC) and total shareholder return (TSR) used in the prior year), (ii) providing an annual vesting of the RSUs in equal tranches over three years, and (iii) eliminating SOPs. These changes were implemented in contemplation of the Arysta Sale to provide a more direct connection between performance relative to key measures and the rewards that result from that performance as well as to assure competitiveness in the marketplace. For a definition of "adjusted organic EBITDA growth target," see "APPENDIX A - NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.
In 2018, the mix of equity-based incentive awards consisted of 67% PRSUs and 33% RSUs, with the PRSUs vesting after a three-year performance period and the RSUs vesting annually in equal tranches over three years. The Compensation Committee believes that commencing a new three-year cycle each year provides a regular opportunity to align goals with the Company's ongoing strategic planning process, reflect our evolving business priorities and market factors and, when applicable, re-evaluate long-term metrics. With respect to PRSUs, to the extent that the Company's results meet the minimum financial goals or the maximum financial goals, the actual payout to the Named Executive Officer could be significantly less or more than the initial total PRSU target award, with the recipient of 2018 LTI Awards eligible to earn up to 200% of the number of PRSUs initially granted or as few as zero shares, as described under "—Performance-Based Restricted Stock Unit (PRSU) Awards" below.
In order to reflect the Arysta Sale and take into account the performance of the Company's continuing operations going forward, the Compensation Committee determined to measure the adjusted organic EBITDA growth performance metric underlying the 2018 PRSUs based on the results of the Company's continuing operations, which excludes any contribution from the Company's former Agricultural Solutions business sold in the Arysta Sale.
A description of the 2018 LTI Awards is included below:
Performance-Based Restricted Stock Unit (PRSU) Awards
The number of PRSUs granted to an executive was determined by multiplying 67% of the total LTI Award for such executive by the per share value of the Company's common stock on the grant date. The number of PRSUs granted represents a target number of PRSUs that the executive has the opportunity to receive. The actual number of PRSUs awarded to the executive at the end of the applicable three-year performance period is determined based on the achievement by the Company of certain adjusted organic EBITDA growth goals. With respect to 2018 PRSUs, the 2020 adjusted organic EBITDA growth target is $505 million on a continuing operations basis, exclusive of adjustments to eliminate the effects of unusual or non-recurring items, with a range from a threshold of $477 million to a maximum of $549 million. Holders of PRSUs have no voting rights with respect to the PRSUs they received until issuance of the vested shares. Assuming achievement of a 100% target payout level, each PRSU represents a contingent right to receive one share of the Company's common stock, and may, in certain circumstances, become immediately vested as of the date of a change in control of Element Solutions.
The number and grant date fair value of the PRSUs granted in 2018 to each Named Executive Officer are listed in the "Target" column under "Estimated Future Payouts Under Equity Incentive Plan Awards" and "Grant Date Fair Value of Stock and Option Awards" of the Grants of Plan-Based Awards in 2018 table under "EXECUTIVE COMPENSATION TABLES" below.

Time-Based Restricted Stock Unit (RSU) Awards
The number of RSUs granted to an executive was determined by multiplying 33% of the total LTI Award for such executive by the per share value of the Company's common stock on the grant date. RSU vesting is based solely on the passage of time. RSUs, which represent shares of our common stock, on a one-for-one basis, vest annually in equal tranches over a three-year period, subject to the satisfaction of any other applicable conditions. Holders of RSUs have no voting rights with respect to the RSUs they received until issuance of the vested shares. Each RSU represents a contingent right to receive one share of the Company's common stock and may, in certain circumstances, become immediately vested as of the date of a change in control of Element Solutions.
The number and grant date fair value of the RSUs granted in 2018 to each Named Executive Officer are listed in the columns titled "All Other Stock Awards: Number of Shares of Stock or Units" and "Grant Date Fair Value of Stock and Option Awards" of the Grants of Plan-Based Awards in 2018 table under "EXECUTIVE COMPENSATION TABLES" below.
The LTI Awards of Rakesh Sachdev, the Company's former CEO, were granted pursuant to the terms and conditions of his employment agreement. See "—Employment Arrangements" below. The LTI Award targets for the other Named Executive Officers in 2018 were benchmarked against the practices of our Peer Group and other market data, as reviewed and approved by the Compensation Committee.
Recent Developments
Changes to our LTI Program Commencing with 2019 LTI Awards
In February 2019, the Compensation Committee approved further changes to the design of our 2019 LTI Program by (i) eliminating RSUs for named executive officers, (ii) refining the definition of "adjusted organic EBITDA growth" underlying outstanding PRSUs to measure "adjusted organic EBITDA compound annual growth rate," (iii) adopting adjusted earnings per share ("EPS") as a second performance metric underlying the PRSUs, and (iv) adopting incentive SOPs and non-qualified SOPs vesting annually in 1/3 increments. These changes were implemented to take into account the Arysta Sale and further ensure accuracy in performance measurement and strong linkage between performance relative to key measures and executive rewards resulting from that performance. For a definition of "adjusted organic EBITDA compound annual growth rate" and "adjusted EPS," see "APPENDIX A - NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.
Executive Equity Grants
On January 30, 2019, in connection with the management changes that took effect upon the closing of the Arysta Sale, and a strategic review of the Company’s long-term performance incentive structure undertaken to establish strategic goals to promote the creation of exceptional stockholder value, the Compensation Committee granted to certain key executives long-term stretch PRSUs for which vesting is subject to the achievement by the Company of an adjusted EPS target from continuing operations of $1.36 per share in any fiscal year ending on or before December 31, 2022, and continuous service. The Compensation Committee believes that adjusted EPS serves as a balanced indicator of sustained stockholder value and has historically been an effective metric for incentivizing the performance sought by the Board. For a definition of "adjusted EPS," see "APPENDIX A - NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.

Benefits and Other Perquisites
We provide employees, including the Named Executive Officers, with a range of employee benefits that are designed to assist in attracting and retaining skilled employees critical to our long-term success and to be competitive with market practice. In addition to base salary, cash awards under our Annual Bonus Plan and LTI Awards, we provided and continue to provide the following executive benefit programs to our Named Executive Officers, other executives and employees in general:

Employee Savings & 401(k) Plan
Most of our domestic employees, including our Named Executive Officers, are eligible to participate in the Company's tax-qualified Employee Savings & 401(k) Plan (the "401(k) Plan"). Pursuant to the 401(k) Plan, employees may elect to contribute a portion of their current compensation to the 401(k) Plan, in an amount up to the statutorily prescribed annual limit. The 401(k) Plan provides the option for the Company to make match contributions, non-elective contribution or profit sharing contributions. Participants may also direct the investment of their 401(k) Plan accounts into several investment alternatives, including the investment into shares of the Company's common stock.
In 2018, the Company matched 50% of the first 6% of the employee's eligible deferral. In addition, a non-elective contribution of 3% of eligible compensation of 2018 was allocated to eligible participants who were credited with at least 1,000 hours of service in the year for which the contributions are made and employed by the Company on the last day of that plan year. There were no profit sharing contributions for 2018.
Company matching and non-elective contributions allocated to each Named Executive Officer under the 401(k) Plan are shown in the "All Other Compensation" column in the 2018 Summary Compensation Table in "EXECUTIVE COMPENSATION TABLES" below.
Employee Stock Purchase Plan
The Company's 2014 Employee Stock Purchase Plan (the "ESPP") was ratified by the Company’s stockholders in June 2014. The purpose of the ESPP is to (i) provide eligible employees of Element Solutions (or any subsidiary or affiliate that has been designated by the administrator to participate in the plan) a convenient method of becoming stockholders of Element Solutions, (ii) encourage employees to work in the best interests of the Company's stockholders, (iii) support recruitment and retention of qualified employees, and (iv) provide employees an advantageous means of accumulating long-term investments.  We believe that employees’ participation in the ownership of the business is to the mutual benefit of both the employees and Element Solutions. No Named Executive Officer is currently enrolled in the ESPP.
Other Perquisites
Other benefits, such as life insurance, paid time off, matching charitable gifts and tuition reimbursement, are intended to provide a stable array of support to our employees, and these core benefits are provided to all employees.

Other Compensation-Related Practices and Policies
Change in Control (CIC) Agreements
As described under "—Executive Change in Control (CIC) Agreements" below, we have entered into change in control agreements (the "CIC Agreements") with each Named Executive Officer. The CIC Agreements contain severance provisions subject to a double-trigger provision that requires both a change in control of the Company and separation from service within a period from six months prior to a change in control to two years following the change in control.
In line with best practices, our CIC Agreements do not:

•	have a liberal definition of change in control;

•	provide termination payments or benefits without involuntary job loss or substantial diminution of duties;

•	provide termination cash payments in excess of 2.99 times base salary and annual cash target bonus; or

•	provide for tax gross-ups.
The Compensation Committee periodically reviews the form of CIC Agreement as well as the list of executives eligible for this agreement. We believe CIC Agreements serve the best interests of the Company and our stockholders by allowing our executives to exercise sound business judgment without fear of significant economic loss in the event they lose their employment with the Company as a result of a change in control. The Compensation Committee also believes from its experience and based upon the advice of its independent compensation consultant, that such arrangements are competitive, reasonable and necessary to attract and retain key executives. The CIC Agreements do not materially affect the Compensation Committee’s annual compensation determinations, as the terms of such agreements are triggered only in connection with a change in control.
No Liberal Share Recycling
If an LTI Award is forfeited or if an SOP award expires prior to being exercised, the shares subject to that award will again become available for issuance under the 2013 Plan. However, it is our policy that shares of common stock that are tendered by a participant or withheld by the Company to pay the exercise price or withholding taxes relating to the vesting, exercise or settlement of any LTI Awards do not become available for issuance again as future awards under the 2013 Plan.
Clawback Policy
The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (the "Dodd-Frank Act"), requires stock exchanges to adopt rules requiring listed companies to develop and implement a policy for recovery (i.e., clawback) of incentive-based compensation from executive officers in the event of the restatement of previously published financial statements resulting from a material accounting error, material non-compliance with financial reporting requirements or violations of U.S. securities laws.
Each of our outstanding LTI Award agreements effectively allows awards to be subject to clawback provisions to be adopted by the Company in the future whereby the Company may (i) cause the cancellation of the LTI Awards, (ii) require reimbursement of any benefit conferred under the LTI Awards to the recipient or beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the 2013 Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law.
Once the SEC approves final rules, the Compensation Committee will consider adopting a clawback policy as necessary to ensure compliance with such regulations.
Equity Holding Policy
To ensure strong linkage between the interests of our management team and those of our stockholders, the Compensation Committee has adopted stock ownership guidelines. Under this policy, all officers of the Company, including the Named Executive Officers and certain other employees who receive LTI Awards, are required to meet certain equity holding requirements within five years after the later of (i) March 17, 2015, or (ii) the date such person becomes an officer of the Company or such employee first receives a LTI Award. Holding requirements include:

•	CEO: five times base salary;

•	Other officers: two times base salary; and

•	Other management equity recipients: one time base salary.
For purposes of these stock ownership guidelines, equity includes: (i) shares of common stock beneficially owned by or on behalf of an individual or an immediate family member residing in the same household, including stock held in trusts or IRS approved plans; (ii) vested or unvested PRSUs or RSUs; and (iii) the net value, expressed in shares of common stock, of any vested stock options (SOPs).
Hedging and Pledging Securities
In accordance with our Insider Trading Policy, directors, executive officers and certain other designated employees may not enter into hedging or monetization transactions, such as zero-cost collars and forward sale contracts, that allow the individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the holder of these securities may no longer have the same objectives as the Company's other stockholders. In addition, directors, executive officers and certain employees may not engage in short sales of the Company's securities, and we advise our directors, executive officers and certain employees to exercise caution when opening margin accounts or pledging the Company's securities. These policies are designed to ensure compliance with our Insider Trading Policy and other applicable insider trading rules.
Use of Consultants and Other Advisors
Our Compensation Committee retains an outside compensation and benefits consulting firm from time to time to respond directly to the Compensation Committee and its inquiries regarding management pay, compensation design and other related matters. The Compensation Committee may ask that management participate in these engagements. However, use of a particular consulting firm by the Compensation Committee does not preclude management from hiring a different consulting firm. In 2018, the Compensation Committee did not employ a compensation consultant.
Tax Considerations
Section 162(m) of the Internal Revenue Code (the "Code") generally places a $1 million limit on the amount of compensation a publicly-traded company can deduct in any one year for certain executive officers. Historically, Section 162(m) contained an exception to the $1 million limit on deductibility for "performance-based" compensation. Over the years, where reasonably practicable, we have worked to balance our compensation philosophy with the goal of achieving maximum deductibility under Section 162(m). However, the Compensation Committee may authorize compensation payments that would not qualify for an exemption when it believes, in its judgment, that such payments are appropriate to attract and retain executive talent.
The Tax Cuts and Jobs Act of 2017 eliminated the "performance-based" exemption under Section 162(m), effective for taxable years beginning after December 31, 2017, such that compensation paid to each of our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief that applies to compensation paid under binding contracts that were in effect as of November 2, 2017. As a result, no assurance can be given that executive compensation intended in the past to satisfy the requirements for exemption from Section 162(m) in fact will. The Company will continue to evaluate the impact of the elimination of the performance-based exception as well as the impact of the transition rule on its compensation programs. In addition, the Compensation Committee may award compensation in the future that is not fully deductible under Section 162(m) if the Compensation Committee believes that such compensation packages will best attract, retain, and award successful executives while contributing to the achievement of the Company's business objectives.

EMPLOYMENT ARRANGEMENTS
We had an employment agreement in place with Mr. Sachdev until his retirement as CEO on January 31, 2019, and a letter agreement with Mr. Connolly until his resignation as CFO on March 12, 2019. The material terms of these employment arrangements are summarized below. For definitions of "cause," "good reason," and "disability" and for more information about potential payments upon a termination of employment or a change in control, see "EXECUTIVE COMPENSATION TABLES — Potential Payments Upon Termination or Change in Control — Additional Information Regarding Payments Upon Termination of Employment or Change in Control" below.
In addition, each Named Executive Officer entered into a CIC Agreement with Element Solutions which governs the payments to be received by each of them upon a change in control (as defined in the CIC Agreements). See "—Executive Change in Control (CIC) Agreements" below.

Rakesh Sachdev, Former CEO
Pursuant to an employment agreement, dated as of December 15, 2015, Mr. Sachdev was eligible to receive (i) an annual target cash bonus opportunity of 100% of his annual base salary, and (ii) annual long-term incentive compensation award targeted to achieve a value equal to $3.0 million; if, in each case, the Company had achieved the target performance goals set by the Compensation Committee and Mr. Sachdev had achieved his individual management business objectives for a particular year.
If Mr. Sachdev was involuntarily terminated by the Company without "cause" (as defined in the agreement) or if Mr. Sachdev had terminated his employment for "good reason" (as defined in the agreement), then Mr. Sachdev would have been entitled, subject to the terms and conditions of his employment agreement, to (i) all previously earned and accrued but unpaid annual base salary up to the date of such termination, (ii) a severance payment equal to 2 times his annual base salary, payable in equal installments over a 24-month period, and (iii) a pro rata bonus through the termination date to the extent the Company had paid a bonus for that year; in each case less applicable taxes and withholdings.
If the Company had terminated the employment of Mr. Sachdev due to his death or "disability" (as defined in the agreement) or for "cause" or if he voluntarily had terminated his employment without "good reason," Mr. Sachdev would have been entitled only to his accrued yet unpaid annual base salary through the termination date.
John P. Connolly, Former CFO
Pursuant to a letter agreement, dated July 11, 2016, as amended, Mr. Connolly was eligible to receive (i) an annual target cash bonus opportunity of 100% of his annual base salary, and (ii) annual long-term incentive awards with a grant value of at least approximately $200,000 annually; if, in each case, the Company had achieved the target performance goals set by the Compensation Committee and Mr. Connolly had achieved his individual management business objectives for a particular year.
If Element Solutions had terminated Mr. Connolly's employment without "cause" (as defined in his letter agreement) or if Mr. Connolly had terminated his employment for "good reason" (as defined in the agreement), then Mr. Connolly would have been entitled to receive a severance pay equal to 100% of his annual base salary as of the termination date, less applicable taxes and withholdings, in 12 equal monthly installments following termination of his employment.
Other Named Executive Officers
The compensation of the other Named Executive Officers is approved by the Compensation Committee and is generally determined by the terms of various compensation plans in which they are participants and which are described more fully above in "COMPENSATION DISCUSSION AND ANALYSIS" above and in the narrative following the Grants of Plan-Based Awards table, and under "EXECUTIVE COMPENSATION TABLES — Potential Payments upon Termination or Change in Control" below.

EXECUTIVE CHANGE IN CONTROL (CIC) AGREEMENTS
The Company entered into CIC Agreements with each of the Named Executive Officers. For the purposes of these CIC Agreements, a "change in control" occurs generally when (i) any person becomes the beneficial owner, directly or indirectly, of more than 30% of either (A) the then outstanding shares of common stock of Element Solutions or (B) the combined voting power of the Company's voting securities; (ii) any person becomes the beneficial owner, directly or indirectly, of more than 50% of the voting securities of the surviving entity following a reorganization, merger, share exchange or consolidation; or (iii) Element Solutions is liquidated or sells all or substantially all of its assets; in each case subject to exceptions.
The CIC Agreements contain severance provisions subject to a double-trigger provision that requires both a change in control of the Company and separation from service of the executive. Pursuant to such provisions, if a change in control occurs and the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason, in each case during the six months prior to or within two years following the change in control, the executive will be entitled to receive, subject to the signing of a general release of claims and compliance with restrictive covenants, a lump sum termination cash payment equal to 1, 2, or 2.99, as applicable, multiplied by the executive’s base salary plus target bonus as of the date of termination of the executive's employment or, if higher, the base salary and/or target bonus in effect immediately prior to the occurrence of the condition giving rise to good reason. The 2.99 multiple applied to Mr. Sachdev, while the 2 multiple applies to the Company's other Named Executive Officers and the 1 multiple applies to other employees as designated by the Compensation Committee. The CIC Agreements do not provide for any excise tax gross-up.
In connection with the termination payments described below under "EXECUTIVE COMPENSATION TABLES - Potential Payments upon Termination or Change in Control," the CIC Agreements require that executives agree to protect any Company's confidential information acquired in connection with or as a result of the executive’s services for the Company and not to compete against the Company during his or her employment with the Company and for a certain period following termination of employment based on the executive's applicable multiple. Pursuant to the terms of the CIC Agreements, a breach by any executive of the non-disclosure or non-compete provisions would relieve the Company of its obligation to make, and/or require the executive to repay, certain termination payments.
Granting of any CIC Agreement requires advance approval of the Compensation Committee.

INDEMNITY AGREEMENTS
We entered into Director and Officer Indemnification Agreements with certain officers to cover any personal liability in connection with their services to the Company. In addition, our Certificate of Incorporation, as amended, and our Amended and Restated By-Laws provide that we will indemnify any of our officers, including each Named Executive Officers, to the fullest extent permitted by applicable law, against any and all costs, expenses or liabilities incurred by them by reason of being or having been an officer of the Company.

REPORT OF THE COMPENSATION COMMITTEE
The information contained in this Report of the Compensation Committee shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC under the Securities Act or the Exchange Act.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
E. Stanley O’Neal, Chairman
Ian G.H. Ashken
Nichelle Maynard-Elliott
April 25, 2019

EXECUTIVE COMPENSATION TABLES

2018 Summary Compensation Table
The following summary compensation table sets forth information concerning the annual and long-term compensation of the Company’s 2018 principal executive officer, principal financial officer and each of its three other executive officers of the Company whose 2018 annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"):

Name and Principal Position	Year	Salary ($)	Bonus ($)(6)	Stock Awards ($)(7)	Option Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)(9)	All Other Compensation ($)(10)	Total ($)

Rakesh Sachdev(1)	2018	1,050,600	2,000,000	3,000,001	—	977,058	17,580	7,045,239
Former CEO	2017	1,030,000	—	2,868,046	750,000	1,222,700	17,280	5,888,026
	2016	989,745	—	8,932,870	794,120	1,079,399	16,890	11,813,024

John P. Connolly(2)	2018	439,900	83,333	475,006	—	409,107	17,580	1,424,926
Former CFO	2017	415,000	150,000	315,015	—	452,350	17,280	1,349,645
	2016	125,615	50,000	562,899	—	77,776	1,223	817,513

John E. Capps(3)	2018	520,200	416,667	525,005	—	483,786	17,580	1,963,238
EVP - General Counsel & Secretary	2017	510,000	—	501,900	131,255	555,900	17,280	1,716,335
	2016	293,590	—	485,810	123,208	359,800	14,830	1,277,238

Benjamin Gliklich(4)	2018	479,880	550,000	525,005	—	446,288	34,753	2,035,926
Former EVP - Operations & Strategy	2017	465,000	—	501,900	131,255	506,850	17,280	1,622,285
	2016	450,000	—	510,062	132,352	485,730	16,980	1,595,124

J. David Tolbert(5)	2018	272,475	83,333	225,008	—	152,041	17,580	750,437
Former Chief Human Resources Officer	2017	262,500	—	191,196	50,003	171,675	17,280	692,654
	2016	—	—	—	—	—	—	—

(1)	Reflects Mr. Sachdev's compensation as CEO of the Company in 2018. Mr. Sachdev retired as CEO of the Company on January 31, 2019.

(2)
Reflects Mr. Connolly's compensation as CFO of the Company in 2018. Mr. Connolly resigned as CFO on March 12, 2019. For 2017, the amount in the Bonus column represents Mr. Connolly's one-time long-term incentive award granted in connection with his appointment as CFO on March 16, 2017.

(3)
Mr. Capps joined the Company as General Counsel on May 31, 2016. The amounts in the "Salary" and "Non-Equity Incentive Plan Compensation" columns for 2016 represent prorated amounts based on his partial year of service.

(4)	Reflects Mr. Gliklich's compensation as Executive Vice President - Operations & Strategy of the Company in 2018. On January 31, 2019, Mr. Gliklich was appointed CEO of the Company.

(5)
Reflects Mr. Tolbert's compensation as former Chief Human Resources Officer of the Company in 2018. On March 12, 2019, Mr. Tolbert announced his retirement as Chief Human Resources Officer of the Company. Mr. Tolbert will remain an employee of the Company until completion of a transition period. Mr. Tolbert was not a Named Executive Officer in 2016. As compared to the other Named Executive Officers, Mr. Tolbert was eligible for a flexible work schedule which translated into a lower base salary.

(6)	The 2018 amounts in this column represent a portion of the transaction bonuses paid in December 2018 in anticipation of the successful close of the Arysta Sale.

(7)
The amounts in this column represent the aggregate grant date fair value of equity awards granted during each respective year computed in accordance with FASB ASC Topic 718. For details on and assumption used in calculating the grant date fair value of the RSUs and PRSUs, see Note 9, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our 2018 Annual Report; Note 9, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 28, 2018; and Note 6, Long-Term Compensation Plans, included in our annual report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 13, 2017. The grant date fair value attributable to the PRSUs pertains to the 100% target level of these awards if the performance conditions are satisfied and is based on the probable outcome of such conditions. The maximum grant date potential values for the 2018 PRSU and RSU awards for Messrs. Sachdev, Connolly, Capps, Gliklich and Tolbert are $5,000,094, $791,690, $875,022, $875,022 and $375,017 respectively.

(8)
There were no SOPs granted in 2018. The amounts in this column reflect the aggregate grant date fair value of SOPs granted in 2017 and 2016 under the 2013 Plan calculated in accordance with FASB ASC Topic 718. For details on and assumption used in calculating these amounts, see Note 9, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 28, 2018; and Note 6, Long-Term Compensation Plans, included in our annual report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 13, 2017.

(9)
The amounts reported in this column reflect annual cash incentive compensation earned under our Annual Bonus Plan in 2018, 2017 and 2016. Payments under this program are typically made in the first quarter of the year following the year in which the bonus was earned after finalization of the Company's audited financial statements. See "COMPENSATION DISCUSSION AND ANALYSIS - Components of the Executive Compensation Program - Cash Compensation - Annual Bonus Plan (Variable)."

(10)
For all Named Executive Officers, these amounts in 2018 consist of: Company-sponsored life insurance: $1,080; and Company contribution to the 401(k) Plan: $16,500. For Mr. Gliklich, the 2018 amount also includes $17,173 of relocation expenses. Company contributions to the 401(k) Plan for each Named Executive Officer represent the aggregate match and non-elective contributions made by the Company to each Named Executive Officer in 2018. Non-elective contributions of 3% of eligible compensation may be allocated to eligible participants who were credited with at least 1,000 hours of service in the year. For 2018, the Company contributed $8,250 as non-elective contribution of 3% of eligible compensation to each Named Executive Officer.

Pay Ratio
Based upon the total 2018 compensation of Rakesh Sachdev, our then CEO, of $7,045,239, as reported in the 2018 Summary Compensation Table above, and our 2018 median employee's annual total compensation of $49,275, which compensation is slightly lower than last year due primarily to the impact of foreign exchange rates, we estimate the ratio of our CEO to median employee pay to be approximately 143 to 1. Excluding the Arysta Sale transaction bonus received by Mr. Sachdev in anticipation of the Arysta Sale, the CEO to median employee pay would have been 102 to 1, down from 117 to 1 in the prior year. We believe these pay ratios represent reasonable estimates calculated in a manner consistent with Item 401(u) of Regulation S-K.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices.  We identified our median employee by examining our total employee population of 8,705 full-time and part-time employees, contractors and consultants at December 31, 2017 while, in accordance with the SEC rules, excluding our CEO, consultants who were not paid directly by the Company and employees from certain foreign jurisdictions representing in aggregate less than 5% of our employee base* whose compensation was not considered representative of our global workforce. We then used base salary, incentive compensation (including Annual Bonus Plan target awards and LTI Awards), other incentive payments and reasonable estimates of benefits per country to determine the median employee. We did not make any cost-of-living or other adjustments. Foreign exchange rates were translated to the U.S. dollar equivalent based on rates at December 31, 2018. As other companies have different employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios, the pay ratio reported by other companies may not be comparable to the pay ratios reported above.
* These countries and their approximate headcounts at December 31, 2017 (which include employees of the Company's former Agricultural Solutions business sold in the Arysta Sale) were: Austria (1), Bulgaria (11), Cameroon (9), Costa Rica (7), Croatia (5), Dominican Republic (1), Ecuador (7), Egypt (7), Ethiopia (2), Honduras (1), Ireland (2), India (292), Kazakhstan (7), Moldova (2), Mauritius (13), Morocco (4), Nicaragua (1), Panama (1), Paraguay (10), Peru (4), Philippines (8), Portugal (3), Sweden (8), Switzerland (6), Tanzania (10) and Togo (5) for a total of approximately 427 non-U.S. employees. At December 31, 2017, using the methodology required by the SEC rules, we had approximately 1,202 U.S. employees and approximately 7,435 employees in other countries, for a total of approximately 8,637 employees globally factored into the sample before the country exclusions listed above.
Grants of Plan-Based Awards in 2018
The following table sets forth the Annual Bonus Plan awards and LTI Awards granted in 2018 to each of the Named Executive Officers. The aggregate grant date fair value of the PRSU and RSU grants is disclosed on a grant-by-grant basis in the table below. For more information about our 2018 Annual Bonus Plan and our LTI Program, see "Cash Compensation — Annual Bonus Plan (Variable)" and "Equity-Based Long-Term Incentives — LTI Program (Variable)" under "COMPENSATION DISCUSSION AND ANALYSIS — Components of the Executive Compensation Program" above.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)

	Grant Type	Grant Date	Threshold (#)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Rakesh Sachdev	Bonus	—	525,300	1,050,600	2,101,200	—	—	—	—	—	—	—
	PRSU	2/19/18	—	—	—	97,566	195,131	390,262	—	—	—	2,000,093
	RSU	2/19/18	—	—	—	—	—	—	97,552	—	—	999,908

John P. Connolly	Bonus	—	219,950	439,900	879,800	—	—	—	—	—	—	—
	PRSU	2/19/18	—	—	—	15,448	30,896	61,792	—	—	—	316,684
	RSU	2/19/18	—	—	—	—	—	—	15,446	—	—	158,322

John E. Capps	Bonus	—	260,100	520,200	1,040,400	—	—	—	—	—	—	—
	PRSU	2/19/18	—	—	—	17,074	34,148	68,296	—	—	—	350,017
	RSU	2/19/18	—	—	—	—	—	—	17,072	—	—	174,988

Benjamin Gliklich	Bonus	—	239,940	479,880	959,760	—	—	—	—	—	—	—
	PRSU	2/19/18	—	—	—	17,074	34,148	68,296	—	—	—	350,017
	RSU	2/19/18	—	—	—	—	—	—	17,072	—	—	174,988

J. David Tolbert	Bonus	—	81,743	163,485	326,970	—	—	—	—	—	—	—
	PRSU	2/19/18	—	—	—	7,318	14,635	29,270	—	—	—	150,009
	RSU	2/19/18	—	—	—	—	—	—	7,317	—	—	74,999

(1)
Amounts shown represent the payouts under the Annual Bonus Plan for 2018 at each payout level. Depending on the achievement of the relative performance level of each performance metric, an executive has the opportunity to earn from 0% to 200% of his Annual Bonus Plan target award for such metric. The actual payouts for 2018 can be found under "Components of the Executive Compensation Program — Cash Compensation - Annual Bonus Plan (Variable)" in "COMPENSATION DISCUSSION AND ANALYSIS" above and in the "Non-Equity Incentive Plan Compensation" column of the 2018 Summary Compensation Table above.

(2)
Amounts shown in the "Target" column are the number of PRSUs granted in 2018 under the 2013 Plan if adjusted organic EBITDA growth achieves its target goal of $505 million. The "threshold" column corresponds to the number of PRSUs earned if the adjusted organic EBITDA growth achieves its threshold goal of $477 million. The

"Maximum" column corresponds to the number of PRSUs earned if the adjusted organic EBITDA growth achieves its stretch goal of $549 million. For additional information about the 2018 PRSU awards, see "Components of the Executive Compensation Program — Equity-Based Long-Term Incentives — LTI Program (Variable)" in "COMPENSATION DISCUSSION AND ANALYSIS" above.

(3)
All RSUs granted under the 2018 LTI Program vest at the rate of 33.3% per year, or immediately upon a change in control of Element Solutions. For additional information about the 2018 RSU awards, "Components of the Executive Compensation Program — Equity-Based Long-Term Incentives — LTI Program (Variable)" in "COMPENSATION DISCUSSION AND ANALYSIS" above.

(4)
The amounts in this column represent the aggregate grant date fair value of LTI Awards granted to the Named Executive Officers, calculated in accordance with FASB ASC Topic 718. The grant date fair value of PRSU awards pertains to the 100% target portion of those awards that will be payable in shares of common stock if the performance conditions are satisfied and is based on the probable outcome of such conditions. For further details on, and assumption used in, calculating the grant date fair value of LTI Awards, see Note 9, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our 2018 Annual Report.

Outstanding Equity Awards at Year End
The following table summarizes information regarding the outstanding PRSUs, RSUs and SOPs held by each Named Executive Officer at December 31, 2018:

						Stock Awards(1)
		Option Awards(1)				Time-Based RSUs		Performance-Based RSUs
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Award: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Rakesh Sachdev	2/19/18	—	—	—	—	—	—	195,131	2,015,703
	2/19/18	—	—	—	—	97,552	1,007,712	—	—
	2/21/17	—	—	—	—	—	—	112,782	1,165,038
	2/21/17	—	—	—	—	56,391	582,519	—	—
	2/21/17	41,323	82,644	13.30	2/21/27	—	—	—	—
	3/16/16	—	—	—	—	—	—	188,679	1,949,054
	3/16/16	—	—	—	—	94,340	974,532	—	—
	3/16/16	122,550	61,274	7.95	3/17/26	—	—	—	—
John P. Connolly	2/19/18	—	—	—	—	—	—	30,896	319,156
	2/19/18	—	—	—	—	15,446	159,557	—	—
	3/16/17	—	—	—	—	—	—	7,713	79,675
	3/16/17	—	—	—	—	3,799	39,244	—	—
	2/21/17	—	—	—	—	—	—	12,594	130,096
	2/21/17	—	—	—	—	6,203	64,077	—	—
	8/22/16	—	—	—	—	—	—	19,988	206,476
	8/22/16	—	—	—	—	9,845	101,699	—	—
John E. Capps	2/19/18	—	—	—	—	—	—	34,148	352,749
	2/19/18	—	—	—	—	17,072	176,354	—	—
	2/21/17	—	—	—	—	—	—	19,736	203,873
	2/21/17	—	—	—	—	9,869	101,947	—	—
	2/21/17	7,232	14,463	13.30	2/21/27	—	—	—	—
	5/31/16	—	—	—	—	—	—	26,260	271,266
	5/31/16	—	—	—	—	13,130	135,633	—	—
	5/31/16	17,077	8,538	9.52	6/1/26	—	—	—	—

						Stock Awards(1)
		Option Awards(1)				Time-Based RSUs		Performance-Based RSUs
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Award: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Benjamin Gliklich	2/19/18	—	—	—	—	—	—	34,148	352,749
	2/19/18	—	—	—	—	17,072	176,354	—	—
	2/21/17	—	—	—	—	—	—	19,736	203,873
	2/21/17	—	—	—	—	9,869	101,947	—	—
	2/21/17	7,232	14,463	13.30	2/21/27	—	—	—	—
	3/16/16	—	—	—	—	—	—	31,447	324,848
	3/16/16	—	—	—	—	15,723	162,419	—	—
	3/16/16	20,425	10,212	7.95	3/17/26	—	—	—	—
	6/12/14	—	—	—	—	—	—	50,000	516,500
J. David Tolbert	2/19/18	—	—	—	—	—	—	14,635	151,180
	2/19/18	—	—	—	—	7,317	75,585	—	—
	2/21/17	—	—	—	—	—	—	7,518	77,661
	2/21/17	—	—	—	—	3,760	38,841	—	—
	2/21/17	2756	5,509	13.30	2/21/27	—	—	—	—

(1)
LTI Awards become exercisable or vested in accordance with the equity award vesting summary set forth below, subject to the satisfaction of the applicable performance conditions (in the case of PRSUs) and accelerated vesting in certain circumstances. See "Components of the Executive Compensation Program — Equity-Based Long-Term Incentives — LTI Program (Variable)" in "COMPENSATION DISCUSSION AND ANALYSIS" above.

(2)
This column reflects the market value at December 31, 2018 of the unvested outstanding RSUs determined by multiplying the number of shares underlying the RSUs by $10.33, the closing price of the Company's common stock on December 31, 2018.

(3)
This column reflects the market value at December 31, 2018 of the unvested outstanding PRSUs assuming achievement of a 100% target payout level. The market value is determined by multiplying the number of shares underlying the PRSUs by $10.33, the closing price of the Company's common stock on December 31, 2018.

Equity award vesting summary for outstanding LTI Awards at December 31, 2018:

Equity Award Vesting Summary
PRSUs	Grant Date	Eligible for vesting on:
	2/19/2018	February 19, 2021 (Adjusted Organic EBITDA Growth)
	3/16/2017	December 31, 2019 (Return on Invested Capital, or ROIC) and February 20, 2020 (Total Shareholder Return, or TSR)
	2/21/2017	December 31, 2019 (ROIC) and February 20, 2020 (TSR)
	8/22/2016	December 31, 2018 (ROIC) and March 15, 2019 (TSR)
	5/31/2016	December 31, 2018 (ROIC) and March 15, 2019 (TSR)
	3/16/2016	December 31, 2018 (ROIC) and March 15, 2019 (TSR)
	6/12/2014	Filing date of the Company's annual report on Form 10-K for the year ended December 31, 2018 (Adjusted EBITDA)
RSUs	Service Period	Fully vests on:
	2/19/2018	Feb. 19, 2019; Feb. 19, 2020 and Feb. 19, 2021 (1/3 increments)
	3/16/2017	March 15, 2020
	2/21/2017	February 20, 2020
	8/22/2016	August 22, 2019
	5/31/2016	March 15, 2019
	3/16/2016	March 15, 2019
SOPs	Grant Date	One-third vested/vests on each of:
	2/21/2017	Feb. 21, 2018; Feb. 21, 2019 and Feb. 21, 2020
	5/31/2016	May 31, 2017; May 31, 2018 and May 31, 2019
	3/16/2016	March 16, 2017; March 16, 2018 and March 16, 2019
Option Exercises and Stock Vested in 2018
The following table summarizes information regarding the value realized by the Named Executive Officers on the exercise of SOPs and vesting of PRSUs and RSUs during 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Award Type	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Rakesh Sachdev	—	—	RSUs(1)	250,000	2,550,000
	—	—	PRSUs(1)	250,000	2,550,000
John P. Connolly	—	—	RSUs(2)	5,966	57,453
John E. Capps	—	—	—	—	—
Benjamin Gliklich	—	—	—	—	—
J. David Tolbert	—	—	—	—	—

(1)
These PRSUs and RSUs were granted on January 5, 2016 to Mr. Sachdev and declared vested upon satisfaction of the timing and performance conditions, as certified by the Compensation Committee. The value realized, presented on a pre-tax basis, is determined by multiplying the number of shares acquired by $10.20, the closing price of the Company's common stock on December 28, 2018.

(2)
These RSUs were granted on August 22, 2016 to Mr. Connolly and vested on March 31, 2018. The value realized, presented on a pre-tax basis, is determined by multiplying the number of shares acquired by $9.63, the closing price of the Company's common stock on March 29, 2018, the last business day prior to the vesting date.

Potential Payments upon Termination or Change in Control
We entered into CIC Agreements with each of the individuals who were Named Executive Officers in 2018. The CIC Agreements governs the payments to be received by the Named Executive Officers upon a change in control (as defined in the CIC Agreements). See "Executive Change in Control (CIC) Agreements" in COMPENSATION DISCUSSION AND ANALYSIS above. We do not have any employment agreements with Mr. Gliklich or Mr. Capps and did not have an employment agreement with Mr. Tolbert prior to his retirement; consequently, the amounts they would each receive, or have received, as applicable, upon termination of employment would be, or would have been, determined under our Annual Bonus Plan and the terms of their respective LTI Award agreements and/or CIC Agreements, as applicable. The former employment agreements of Messrs. Sachdev and Connolly are described under "Employment Arrangements" in COMPENSATION DISCUSSION AND ANALYSIS above.
The amounts of compensation payable to the Named Executive Officers in each situation is shown in the table below, and assume, in each case, that the termination of employment event occurred on December 31, 2018. The description set forth below provides only estimates of the compensation and benefits that would be provided to the Named Executive Officers upon their termination of employment. In the event of a separation from the Company, any actual amounts would be determined based on the facts and circumstances in existence at that time. The amounts are in addition to benefits paid by insurance providers under life and disability insurance policies and benefits generally available to the Company's U.S. salaried employees, such as accrued vacation.
Unless stated otherwise, the LTI Awards valuation shown in the table below has been determined by multiplying (i) the number of shares underlying any unvested RSU or PRSU at December 31, 2018 by (ii) $10.33 per share, the closing price of the Company's common stock on December 31, 2018. For the valuation of any unvested SOP at December 31, 2018, see footnote (5) under the table below.

	Potential Payments upon Termination or Change in Control(1)
	Termination Without Cause or for Good Reason				Termination Without Cause or for Good Reason Following a Change in Control(4)
Name	Salary ($)	Bonus ($)	LTI Awards Valuation ($)	Total ($)	Salary ($)	Bonus ($)	LTI Awards Valuation ($)(5)	Total ($)
Rakesh Sachdev(2)	2,101,200	1,050,600	—	3,151,800	3,141,294	3,141,294	7,840,390	14,122,978
John P. Connolly (3)	439,900	—	—	439,900	879,800	879,800	1,099,980	2,859,580
John E. Capps	—	—	—	—	1,040,400	1,040,400	1,248,738	3,329,538
Benjamin Gliklich	—	—	—	—	959,760	959,760	1,862,995	3,782,515
J. David Tolbert	—	—	—	—	544,950	354,218	343,267	1,242,435

(1)
The total amounts set forth in this table do not include vested amounts or accumulated benefits through December 31, 2018, including vested or accumulated benefits under the Company-sponsored life insurance and 401(k) Plan, as those amounts are set forth in the "All Other Compensation" column of the 2018 Summary Compensation Table above.

(2)
If Mr. Sachdev's employment had been terminated by the Company without cause or if Mr. Sachdev had terminated his employment for good reason, Mr. Sachdev would have been entitled to receive a severance payment equal to two times his annual base salary, and a pro rata target bonus through the termination date. If the Company had terminated Mr. Sachdev's employment due to his death or disability or for cause or if he had voluntarily terminated his employment without good reason, Mr. Sachdev would have been entitled only to his accrued yet unpaid annual base salary through the termination date. See "Employment Arrangements" in COMPENSATION DISCUSSION AND ANALYSIS above. Mr. Sachdev retired as CEO of the Company on January 31, 2019. See "- Additional Information Regarding Payment Upon Termination of Employment or Change in Control" below.

(3)
If Mr. Connolly's employment had been terminated by the Company without cause or if Mr. Connolly had terminated his employment for good reason, then Mr. Connolly would have been entitled to receive in 12 equal monthly installments a severance amount equal to 100% of his base salary as of the termination date. See "Employment Arrangements" in COMPENSATION DISCUSSION AND ANALYSIS above. Mr. Connolly resigned as CFO of the Company on March 12, 2019. See "- Additional Information Regarding Payment Upon Termination of Employment or Change in Control" below.

(4)
Under the CIC Agreements, upon a change in control, each Named Executive Officer is entitled to receive a lump sum equal to his short- or long-term target cash bonus awards and the value of any stock rights. In addition, if a change in control occurs and the executive's employment is terminated by the Company without cause or by the Named Executive Officer for good reason, in each case during the 6 months prior to or within 2 years following the change in control, such executive would be entitled to receive a lump sum termination cash payment equal to 2 times (or 2.99 times with respect to Mr. Sachdev) his base salary plus target bonus as of the date of termination or, if higher, the base salary and/or target bonus in effect immediately prior to the occurrence of the condition giving rise to good reason. See "Executive Change in Control (CIC) Agreements" in COMPENSATION DISCUSSION AND ANALYSIS above.

(5)
This column includes the value of accelerated unvested LTI Awards that would become exercisable or vest upon termination. Such LTI Awards are shown in the "Outstanding Equity Awards at Year End" table included above. For disclosure purposes only, it was assumed that 100% of any applicable target was achieved for all PRSUs as of December 31, 2018. With respect to SOPs, their value was calculated using $10.33, the closing price per share of the Company's common stock on December 31, 2018, less the per share SOP exercise price for the total number of "in-the-money" SOPs accelerated and deemed exercised. The difference between the 2016 SOP exercise price and the $10.33 closing price on December 31, 2018 represents a spread of $2.38 per SOP for the 2016 SOP awards of Messrs. Sachdev and Gliklich, and $0.81 for the 2016 SOP award of Mr. Capps. The value for PRSUs and RSUs was calculated using the $10.33 closing price on December 31, 2018.

Additional Information Regarding Payments Upon Termination of Employment or Change in Control
Rakesh Sachdev, Former CEO
For purposes of Mr. Sachdev's former employment agreement:
"Termination for Cause" meant (i) the willful and continuous failure to substantially perform the executive's duties with the Company (other than any such failure resulting from the executive’s incapacity due to physical or mental illness) if such failure had continued for 10 days after receipt of written notice from the Board, which would have specifically identified the manner in which the Board believed that the executive had not substantially performed his duties, (ii) misconduct or gross negligence provided (A) the Board had determined that the resulting harm to the Company from the executive’s misconduct or gross negligence could not have been adequately remedied, or (B) the executive had failed to correct any resulting harm to the Company within 10 days after a written demand for correction would have been delivered to the executive by the Board, which would have identified both the manner in which the Board believed that the executive has engaged in such misconduct or gross negligence, (iii) the executive’s conviction of or the entering of a plea of guilty or nolo contendere to the commission of a felony, or (iv) fraud, embezzlement, theft or dishonesty, which in each case would have been of a material nature against the Company, or a willful material violation of a policy or procedure of the Company, resulting, in any case, in material economic harm to the Company.

"Termination for Good Reason" meant the occurrence of one or more of the following conditions without the consent of the executive: (i) a material diminution in the executive’s authority, duties, or responsibilities; (ii) any action or inaction that constitutes a material breach by the Company of the executive's employment agreement; or (iii) a material diminution in the executive’s base compensation.
In order for a termination of employment to have been on account of "Good Reason," the executive should have had provided the Company with a written notice within 90 days of the initial existence of a condition constituting Good Reason, afforded the Company 30 days in which to remedy the condition, and if no such cure had been effectuated, terminated employment within 6 months of the initial existence of the identified condition constituting Good Reason.
"Termination Not For Good Reason" meant any termination of employment by the executive other than Termination for Good Reason or a termination due to the executive's Disability or death.
"Termination Without Cause" meant any termination of the executive’s employment by the Company other than a Termination for Cause or a termination due to the executive’s Disability.
"Disability" meant the executive's inability, or failure, to perform the essential functions of his position, with or without reasonable accommodation, for any period of 6 months or more in any 12-month period, by reason of any medically determinable physical or mental impairment.
John P. Connolly, Former CFO
For purposes of Mr. Connolly's former employment agreement:
"Cause" meant (i) the conviction of, or plead guilty or nolo contendere to, any crime constituting a felony or involving dishonesty or moral turpitude; (ii) any activity that amounted to negligence and that significantly affected the business affairs, or reputation of Element Solutions or its subsidiaries or business units; (iii) willful failure to perform duties, or performance of duties in a grossly negligent manner, which failure or performance would have continued for 20 days after written notice from Element Solutions; or (iv) violation of the Company's policies, or the law, and such violation created liability (actual or potential) for Element Solutions or its subsidiaries or business units.
"Good Reason" meant (i) a material diminution in position, duties and responsibilities, (ii) a removal by Element Solutions from the position as Vice President, Corporate Controller and Chief Accounting Officer of Element Solutions, (iii) a material reduction in Mr. Connolly's annual base pay, or (iv) a material breach by Element Solutions of any other provision of Mr. Connolly's employment agreement; provided, that for any termination pursuant to (i) through (iv) above, Mr. Connolly shall have provided Element Solutions with 30 days prior written notice of such good reason termination specifying the exact details of such alleged material diminution, removal, reduction or breach, which notice must in any event had been provided within 90 days after the occurrence of the event described in clause (i), (ii), (iii) or (iv) above, and Element Solutions should have had 30 days from the date of its receipt of such notice to cure such breach or reverse or correct such material diminution, removal, reduction or breach.
Post-Employment Payments
Unless otherwise provided in any applicable employment agreements, employment arrangements, CIC Agreements or LTI Awards agreements, the following is a description of potential post-employment payments relating to outstanding LTI Awards:
PRSU Awards
Except in the event of a change in control of the Company, if a participant’s employment is terminated for any reason prior to the end of the applicable performance period, then all PRSUs previously granted to such recipient and not vested will be forfeited immediately upon such termination of continuous service without any payment to the recipient. If a recipient is employed by a subsidiary of the Company that ceases to be a wholly-owned subsidiary of the Company, such recipient's continuous service will be deemed terminated at the time such subsidiary ceases to be a wholly-owned subsidiary of the Company.
RSU Awards
If a recipient’s continuous service is terminated for any reason prior to the earlier of (i) the applicable RSU vesting date or (ii) a change in control of the Company, then all RSUs previously granted to such recipient and not vested will be forfeited immediately upon such termination of continuous service without any payment to the recipient. If a recipient is employed by a subsidiary of the Company that ceases to be a wholly-owned subsidiary of the Company, such recipient's continuous service will be deemed terminated at the time such subsidiary ceases to be a wholly-owned subsidiary of the Company.
SOP Awards
To the extent not previously exercised or terminated as indicated below, SOP awards terminate immediately in the event of the liquidation or dissolution of the Company, or any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive or the shares of common stock underlying such award are exchanged for or converted into securities issued by a successor or acquiring entity, or an affiliate of such successor or acquiring entity, unless the successor or acquiring entity, or its affiliate, assumes such SOP awards or substitutes an equivalent option or right pursuant to the 2013 Plan. The Compensation Committee may also, in its sole discretion and by written notice, cancel any SOP award (or portion thereof) that remains unexercised as of the date of a change in control (as defined in the 2013 Plan).
Termination Without Cause or Retirement
The participant may exercise the vested, unexercised portion of an SOP award at any time for 6 months after the date of termination in the case of termination of employment by us without cause.
"Cause," as defined in the 2013 Plan, means (i) the failure by a participant to perform, in a reasonable manner, his or her duties with us, (ii) any violation or breach by a participant of his or her employment, consulting or other similar agreement with us, if any, (iii) any violation or breach by a participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with us, (iv) any act by a participant of dishonesty or bad faith with respect to us, (v) use of alcohol, drugs or other similar substances in a manner that adversely affects a participant’s work performance, or (vi) the commission by a participant of any act, misdemeanor, or crime reflecting unfavorably upon the participant or us. The good faith determination by the Compensation Committee of whether a participant’s continuous service was terminated by the Company for "Cause" shall be final and binding for all purposes.
Termination Due to Death or Disability
If employment is terminated because of death or disability while in our employ, SOP awards granted under the 2013 Plan may be exercised by the participant or by his or her personal representative at any time during the 12-month period after the date of death or disability.
"Disability" means that the participant is permanently and totally disabled as provided in Section 422(c)(6) of the Code, which ascribes disability to a person when he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
Termination for Cause or Voluntary Termination
If an employee is terminated by the Company for cause or voluntarily terminates employment with the Company for any reason other than retirement, disability or death, any unexercised portion of any SOP award granted to the employee will terminate with his or her termination of employment.

2018 Pension Benefits
Aside from the 401(k) plan, we do not maintain any pension plan or arrangement under which our Named Executive Officers are entitled to participate or receive post-retirement benefits.
2018 Non-Qualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plan or arrangements under which our Named Executive Officers are entitled to participate.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information at December 31, 2018:

Plan Category	Number of securities to be issued upon exercise of outstanding options, and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity Compensation Plans approved by security holders:
2013 Plan	6,363,059	(1)	$10.27	(2)	7,652,165
ESPP	—		—		4,720,094
Equity Compensation Plans not approved by stockholders:
None	—		—		—
Other:
None	—		—		—
Total	6,363,059		$10.27		12,372,259

(1)
Includes: (i) 536,772 shares to be issued upon the exercise of outstanding SOPs granted in 2017 and 2016; (ii) 1,002,085 shares to be issued upon the vesting of outstanding RSUs granted since 2014; (iii) 2,351,786 shares to be issued upon the payout of outstanding PRSUs assuming target performance; and (iv) 2,472,416 shares reserved for incremental payouts on PRSUs assuming maximum performance.

(2)	This value does not take into account any of the RSUs or PRSUs discussed in Note (1) above as they have no exercise price.

(3)	Includes shares available for issuance under the 2013 Plan and ESPP. The Company has no other equity compensation plans with shares available for issuance.
For a description of the material features of the 2013 Plan, refer to Note 9, Long-Term Compensation Plans, to the Consolidated Financial Statements included in the 2018 Annual Report.

SECURITY OWNERSHIP

Directors and Executive Officers
The following table sets forth the beneficial ownership of the Company's common stock at April 10, 2019, the record date, for each current director and nominee for director, each Named Executive Officer, executive officer and for all current directors and executive officers as a group. To our knowledge, except as otherwise indicated below, beneficial ownership includes sole voting and dispositive power with respect to all shares. Unless indicated otherwise, the address of each person indicated below is c/o Element Solutions Inc, 500 East Broward Boulevard, Suite 127, Fort Lauderdale, Florida 33394, United States.

Beneficial Owner	Company Position	Common Stock (#)		SOPs Exercisable or Preferred Stock Convertible at April 10, 2019 or Within 60 Days Thereof (#)(7)		Total Stock and Stock-Based Holdings (#)	Percent of Class (%)**
Benjamin Gliklich	CEO and Director	91,511		45,101		136,612	*
Scot R. Benson	COO and Director	140,329		26,742		167,071
John E. Capps	EVP - General Counsel & Secretary	291,740		40,079		331,819	*
Carey J. Dorman	CFO	12,729		—		12,729	*
J. David Tolbert	Former Chief Human Resources Officer	19,747		5,511		25,258	*
Martin E. Franklin	Executive Chairman	29,498,286	(1)	1,953,000	(2)	31,451,286	12.3
Ian G.H. Ashken	Director	555,861	(3)	8,741	(4)	564,602	*
Christopher T. Fraser	Director	10,000		—		10,000	*
Michael F. Goss	Director	219,358	(5)	8,741	(4)	228,099	*
Nichelle Maynard-Elliott	Director	—		8,741	(4)	8,741	*
E. Stanley O’Neal	Director	296,959	(6)	8,741	(4)	305,700	*
Rakesh Sachdev	Director and Former CEO	714,071		225,147		939,218	*
John P. Connolly	Former CFO	66,383		—		66,383	*
All Directors and Executive Officers as a group (11 persons):	N/A	31,830,844		2,325,033		34,155,877	13.3
 *    Less than 1%
** Based on 253,536,065 shares of common stock outstanding at April 10, 2019.

(1)
As a result of the Irrevocable Proxy Agreement, dated May 3, 2018, Martin E. Franklin ("Franklin"), MEF Holdings II, LLLP ("Holdings II"), MEF Holdings, LLLP ("Holdings"), Mariposa Acquisition, LLC ("Mariposa" and together with Franklin, Holdings II and Holdings, the "Mariposa Reporting Persons") and Berggruen Holdings Ltd ("BHL") and the Nicolas Berggruen Charitable Trust (the "NB Charitable Trust" and together with BHL, the "Berggruen

Reporting Persons") have formed a "group" for purposes of Section 13(d)(3) of the Exchange Act, and Rule 13d-5(b)(1) thereunder. As of the date hereof, Franklin beneficially owns 31,451,286 shares of common stock of the Company (and shares convertible into common stock within 60 days) consisting of (i) shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, 16,610,046 shares of common stock (including 1,060,000 shares of Series A Preferred Stock convertible into common stock within 60 days) controlled or held, directly or indirectly, by one or more Mariposa Reporting Persons and (ii) sole power to vote, or to direct the vote, of 14,841,240 shares of common stock (including 893,000 shares of Series A Preferred Stock convertible into common stock within 60 days) held, directly or indirectly, by the Berggruen Reporting Persons. Each of Holdings II, Holdings and Mariposa has shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, an aggregate of 16,415,558, 13,947,436 and 11,509,987 shares of common stock (and shares convertible into common stock within 60 days), respectively. In the aggregate, such 31,451,286, 16,415,558, 13,947,436 and 11,509,987 shares of common stock represent approximately 12.4%, 6.4%, 5.5% and 4.5%, respectively, of all outstanding shares of common stock (assuming the conversion of the Mariposa Reporting Persons’ shares of Series A Preferred Stock, but without including any conversion of shares of Series A Preferred Stock held by any other person). With respect to the Berggruen Reporting Persons, in the aggregate, such 14,841,240 shares of common stock represent approximately 5.8% of all outstanding shares of common stock (assuming the conversion of the Berggruen Reporting Person’s shares of Series A Preferred Stock, but without including any conversion of shares of Series A Preferred Stock held by any other person).

(2)
Shares of our Series A Preferred Stock held directly by Mariposa that are convertible at any time at the option of the holder into the same number of shares of our common stock. Mr. Franklin is the manager of Mariposa and indirectly beneficially owns 61.32% of Mariposa, representing 649,992 shares of our Series A Preferred Stock.

(3)	Shares of our common stock held indirectly by Mr. Ashken through IGHA Holdings, LLLP and Mr. Ashken's trust. Does not include indirect interest held through Mariposa.

(4)
These RSUs were granted to Messrs. Ashken, Goss and O'Neal and to Ms. Maynard-Elliott as compensation for their 2018 directorship and will vest on June 5, 2019, subject to continuous directorship through and on such vesting date. With respect to Mr. Ashken, this amount does not include indirect interest in Series A Preferred Stock held through Mariposa.

(5)
Includes 124,120 shares of common stock held directly by Mr. Goss and 95,238 shares of common stock held by The Michael F Goss 2012 GST Non-Exempt Irrevocable Family Trust, Michael F Goss & R Bradford Malt Trustees U/Inst Dtd 9/27/2012 (the "Trust"). Mr. Goss is a trustee of the Trust and disclaims beneficial ownership.

(6)
Includes 239,882 shares of common stock held directly by Mr. O'Neal and 57,077 shares of common stock held indirectly by Mr. O'Neal's trust (reflecting the full distribution of Mr. O'Neal's GRAT on September 13, 2018 and, as a result, transfers of 92,915 shares to Mr. O'Neal personally and 57,077 shares to Mr. O'Neal's family trust).

(7)
This column includes (i) Series A Preferred Stock held directly by Mariposa which are convertible at any time at the option of the holder into the same number of shares of our common stock, (ii) shares underlying vested SOPs, or portions thereof, held by our executive officers, (iii) shares underlying SOPs, or portions thereof, held by our executive officers and expected to vest by June 10, 2019 (60 days of April 10, 2019), and (iv) shares underlying RSUs held by our directors and expected to vest by June 10, 2019.

Principal Beneficial Owners
The following table sets forth information regarding each stockholder that, to the knowledge of the Company or based on information provided in each such stockholder's most recent SEC filings, beneficially owned more than 5% of the 253,536,065 shares of common stock outstanding at April 10, 2019. Percentages are calculated based upon such shares outstanding at April 10, 2019, plus shares which the beneficial owner has the right to acquire within 60 days. Except as otherwise indicated below, the Company believes each of the entities listed below has sole voting and dispositive power with respect to all the shares of common stock.

	Number of Shares	%
5% or Greater Stockholders

Martin E. Franklin and Affiliates (1)	31,451,286	12.3
FMR LLC (2)	28,566,713	11.3
The Vanguard Group, Inc.(3)	19,566,172	7.7
Bares Capital Management, Inc.(4)	18,104,808	7.1
BlackRock, Inc.(5)	16,554,673	6.5
Dimensional Fund Advisors LP (6)	15,868,933	6.3

(1)	See footnote (1) under "—Directors and Executive Officers" above.

(2)
Based on a Schedule 13G filed jointly by FMR LLC and Abigail P. Johnson, a Director and the Chairman and Chief Executive Officer of FMR LLC on February 13, 2019. FMR LLC reported sole voting power with respect to 1,863,622 shares of common stock and each of FMR LLC and Abigail P. Johnson reported sole investment power over 28,566,713 shares of common stock. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(3)
Based on a Schedule 13G filed on February 12, 2019. The Vanguard Group, Inc. has sole voting power over 119,185 shares of common stock; shared voting power over 46,685 shares; sole dispositive power over 19,424,202 shares and shared dispositive power over 141,970 shares. The address of the principal business office of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Based on a Schedule 13G/A filed on February 14, 2019. Bares Capital Management, Inc. and Mr. Brian T. Bares have shared voting and dispositive power over 18,006,166 shares of common stock. Mr. Bares has sole voting and dispositive power over 98,642 shares of common stock. Mr. Bares is President of Bares Capital Management, Inc.    The business address of Bares Capital Management, Inc. is 12600 Hill Country Blvd, Suite R-230, Austin, Texas 78738.

(5)
Based on a Schedule 13G filed by BlackRock, Inc. on February 8, 2019. BlackRock, Inc. reported sole voting power with respect to 15,678,002 shares of common stock and sole dispositive power over 16,554,673 shares of common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)
Based on a Schedule 13G filed on February 8, 2019. Dimensional Fund Advisors LP or its subsidiaries ("Dimensional") furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the "Funds"). In its role as investment advisor, sub-adviser and/or manager, Dimensional may possess voting and/or investment power over the Company's shares of common stock that are owned by the Funds, and may be deemed to be the beneficial owner of such shares. However, all shares are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. Dimensional has sole power to vote over 15,437,478 shares of common stock and the sole power to dispose over 15,868,933 shares of common stock. The address of Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

PROPOSAL 2 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act, we are asking the Company's stockholders to provide advisory approval of the compensation of the Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (commonly referred to as "Say-on-Pay"). At our 2018 annual meeting of stockholders, approximately 99% of the shares present and voting approved the compensation of our 2017 named executive officers, showing strong support for our executive compensation.
In deciding how to cast their vote on this proposal, the Board requests that stockholders consider the structure of the Company’s executive compensation program, which is more fully discussed in the "COMPENSATION DISCUSSION AND ANALYSIS" and "EXECUTIVE COMPENSATION TABLES" sections of this Proxy Statement.
The core of our executive compensation philosophy is that our executive compensation should be linked to achievement of financial and operating performance metrics that build stockholder value over both the short- and long-term. We have designed our compensation program to focus on components that we believe will contribute to these stockholder value drivers. As such, our compensation program:

•	is tied to overall Company performance;

•	includes a significant incentive equity component;

•	reflects each executive's level of responsibility; and

•	reflects individual performance and contributions.
Accordingly, the Board of Directors recommends that stockholders vote in favor of the following resolution:
"RESOLVED, that the stockholders of Element Solutions Inc approve, on a non-binding, advisory basis, the compensation of the Company's Named Executive Officers as described in the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and narrative discussions in the Proxy Statement."
Stockholders' vote on this proposal is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, the Board and the Compensation Committee value the opinions of the Company's stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider the stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.
It is expected that the next advisory Say-on-Pay vote will be held at the Company’s 2020 annual meeting of stockholders.
Vote Required
Because this proposal seeks the input of stockholders, there is no minimum vote requirement. The Board will consider the resolution approving the compensation of the Named Executive Officers to have been approved if this proposal receives more votes cast "For" than "Against." Abstentions and any "broker non-votes" will not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE "FOR" APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

PROPOSAL 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019
The Audit Committee has appointed PricewaterhouseCoopers LLP ("PwC") as the independent registered public accounting firm to conduct the annual audit of the Company's financial statement and internal controls over financial reporting for the year ending December 31, 2019. PwC has served as the Company's independent registered public accounting firm since 2013. In the event the Company's stockholders do not ratify the appointment of PwC, this appointment may be reconsidered by the Audit Committee. Ratification of the appointment of PwC will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of PwC for 2019.
We expect a representative of PwC to attend the 2019 Annual Meeting. This representative will have an opportunity to make a statement if he or she desires, and will also be available to respond to appropriate questions.

REPORT OF THE AUDIT COMMITTEE
The information contained in this Report of the Audit Committee shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee consists of directors who have been determined by the Board of Directors to be independent of the Company as prescribed by the NYSE and the SEC. The Company’s management has the primary responsibility for the financial statements and for the reporting process, including the establishment and maintenance of the system of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the financial statements prepared by management, expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and auditing the Company’s internal control over financial reporting and expressing an opinion on management's assessment thereof. In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, regarding the fair and complete presentation of the Company’s financial statements and the assessment of the Company’s internal control over financial reporting.
The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standards No. 1301 of the Public Company Accounting Oversight Board ("PCAOB") and has reviewed and discussed PricewaterhouseCoopers LLP’s independence from the Company and its management. As part of that review, the Audit Committee has received the written disclosures and the letter required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee also has considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.
The Audit Committee meets with the CFO and representatives of PricewaterhouseCoopers LLP, in regular and executive sessions, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting and compliance programs.
In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 28, 2019.
The Audit Committee
Michael F. Goss, Chairman
Ian G.H. Ashken
Nichelle Maynard-Elliott
April 25, 2019

Principal Accountant Fees and Services
The following table provides detail about fees for professional services rendered by PwC to the Company for the years ended December 31, 2018 and 2017:

Services Provided	2018	2017
	(in millions)
Audit Fees	$14.4	$21.2
Audit-Related Fees	0.0	0.3
Tax Fees	0.2	0.0
All Other Fees	0.0	0.0
Total	$14.6	$21.5
Audit Fees: Consist of fees billed for the following professional services:

•	audits of the Company's consolidated financial statements;

•	review of the Company's interim condensed consolidated financial statements included in quarterly reports;

•
services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation; and

•	annual audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, integrated with the audit of our annual financial statements.
For 2018 and 2017, the amounts of audit fees also include $1.9 million and $5.2 million, respectively, incurred for the audit of the carve-out consolidated financial statements and quarterly reviews of Arysta LifeScience Inc., the parent company of the Company's former Agricultural Solutions business sold in the Arysta Sale.
Audit-Related Fees: Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under "Audit Fees." These services include consultations concerning financial accounting and reporting standards, due diligence, accounting consultations in connection with acquisitions and divestitures, and attest services that are not required by statute or regulation.
Tax Fees: Consist of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees for professional services related to international tax compliance, assistance with tax audits and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation.
All Other Fees: Consist of fees for all other services other than those reported above. The Audit Committee has concluded that the provision of non-audit services listed above by PwC is compatible with maintaining such auditors’ independence.
Pre-Approval Policies and Procedures for Audit and Permissible Non-Audit Services
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee has established policies and procedures to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm to our Company by category, including audit-related services, tax services and other permitted non-audit services. Under these policies and procedures, the Audit Committee pre-approves all services obtained from our independent registered public accounting firm by category of service, including a review of specific services to be performed, fees expected to be incurred within each category of service and the potential impact of such services on auditor independence. The term of any pre-approval is for the financial year, unless the Audit Committee specifically provides for a different period in the pre-approval. If it becomes necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval, the Audit Committee requires separate pre-approval before engaging the independent registered public accounting firm.
All the 2018 work performed by the Company’s independent registered public accounting firm as described above under the captions Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees was approved or pre-approved by the Audit Committee in accordance with the policies and procedures set forth above.
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the votes cast. This means that if PwC receives a greater number of votes "For" its 2019 selection than votes "Against," such selection will be ratified. If the selection of PwC is not ratified, the Audit Committee may reconsider the selection of its independent auditors.
THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE "FOR" THE RATIFICATION
OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP FOR 2019

OTHER MATTERS

Proposals by Stockholders
As of the date of this Proxy Statement, the Board of Directors does not intend to present any other matter for action at the 2019 Annual Meeting other than as set forth in the Notice of Annual Meeting of Stockholders, included in this Proxy Statement. If any other matters properly come before the 2019 Annual Meeting, it is intended that the shares represented by the proxies will be voted, in the absence of contrary instructions, in the best judgment of the persons named in the proxy.
Stockholder Proposals for Inclusion in the 2020 Proxy Statement
In order to submit stockholder proposals to be considered for inclusion in the proxy statement for the Company's 2020 annual meeting of stockholders pursuant to SEC Rule 14a-8, the proposal must be received by the Secretary of Element Solutions at 500 East Broward Boulevard, Suite 127, Fort Lauderdale, Florida 33394, United States, no later than December 27, 2019. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.
Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2020 Annual Meeting of Stockholders
Our Amended and Restated By-Laws also establish an advance notice procedure with regard to director nominations (each, a "Nomination") and other stockholder proposals (each, a "Stockholder Proposal") that are not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before our 2020 annual meeting of stockholders, a notice of Nomination or Stockholder Proposal must be delivered to the Secretary of Element Solutions at the Fort Lauderdale address indicated above, not less than 90 or more than 120 days prior to the first anniversary of the date of the 2019 Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to our Amended and Restated By-Laws (and not pursuant to Exchange Act Rule 14a-8) must be received no earlier than the close of business on February 6, 2020 and no later than the close of business on March 6, 2020.
The notice must describe various matters regarding (i) the individual subject to the Nomination, including but not limited to, the name, address, occupation and the number of shares held by such nominee, (ii) the Stockholder Proposal, including, but not limited to, the reasons for such proposal, and (iii) information about the stockholder giving notice and the beneficial owner, if any, on whose behalf the Nomination or the Stockholder Proposal is made.
All Nominations and Stockholder Proposals must comply with the requirements as set forth in our Amended and Restated By-Laws, a copy of which may be obtained at no cost from the Secretary of Element Solutions. The chairman of any annual meeting may refuse to allow any Nomination or Stockholder Proposal not made in compliance with the procedures included in our Amended and Restated By-Laws.
List of Stockholders Entitled to Vote at the 2019 Annual Meeting
The names of stockholders of record entitled to vote at the 2019 Annual Meeting will be available at the Company’s principal office in Fort Lauderdale, Florida, for a period of ten days prior to the 2019 Annual Meeting and continuing through the 2019 Annual Meeting.

Expenses Relating to this Proxy Solicitation
This proxy solicitation is being made by Element Solutions, and Element Solutions will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors and employees may solicit proxies by telephone, personal call or electronic transmission without extra compensation for that activity. We also expect to reimburse our transfer agent, Broadridge, banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of the Company's common stock and obtaining the proxies of those owners.
Communication with the Board of Directors
Any stockholder or other interested party who wishes to contact the Board of Directors of the Company, a Committee of the Board, or an individual director, may do so in writing to:
Element Solutions Inc
Board of Directors [or Committee name, or director name, as appropriate]
500 East Broward Boulevard, Suite 127
Fort Lauderdale, Florida 33394
United States
As indicated in our Directors Code of Conduct, the Board has approved a process for handling correspondence received by the Company and addressed to non-management members of the Board. Under that process, the Executive Chairman or an officer delegated by the Executive Chairman ("Delegated Officer") reviews all such correspondence, maintains a log of all such correspondence and forwards to the Directors copies of all correspondence that, in the opinion of the Executive Chairman or the Delegated Officer, deal with the functions of the Board or committees thereof or that the Executive Chairman or Delegated Officer otherwise determine requires their attention. The Executive Chairman or Delegated Officer may screen frivolous or unlawful communications and commercial advertisements. Directors may at any time review the log.
2018 Annual Report, Form 10-K and Available Information
We will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of this Proxy Statement, our 2018 Annual Report, including our annual report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, and the financial statements and schedule thereto. Stockholders should direct their requests to our Investor Relations department at Element Solutions Inc, 500 East Broward Boulevard, Suite 127, Fort Lauderdale, Florida 33394.
The Company's annual report on Form 10-K for the year ended December 31, 2018 is also available, free of charge, through the Investors – SEC Filings section of our website at www.elementsolutionsinc.com. A copy of any exhibit to our annual report on Form 10-K will be forwarded following receipt of a written request with respect thereto sent to our Investor Relations department at the address indicated above.
In addition, copies of the charters of each of the Audit Committee, Compensation Committee and Nominating and Policies Committee, together with certain other corporate governance materials, including our Directors Code of Conduct, Ethics Policy and Financial Officer Code of Ethics can be found under the Investors – Corporate Governance – Governance Documents section of our website at www.elementsolutionsinc.com. Such information is also available in print to any stockholder following receipt of a written request with respect thereto sent to our Investor Relations department at the address indicated above.

APPENDIX A - NON-GAAP DEFINITIONS AND RECONCILIATIONS
The executive compensation reflected in this Proxy Statement is awarded based on non-GAAP financial information, including adjusted EBITDA, adjusted organic EBITDA growth/adjusted organic EBITDA compound annual growth rate, adjusted EPS, organic net sales growth and unlevered free cash flow. Management and the Compensation Committee used these non-GAAP financial measures in their analysis of the Company’s performance and in their evaluation of the 2018 compensation. Non-GAAP financial measures, however, have limitations as analytical tools and should not be considered in isolation from, or a substitute for, or superior to, the related financial information that we report in accordance with GAAP. For a discussion of the Company’s use of non-GAAP financial measures, see page 37 of our 2018 Annual Report under "Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures."
The following provides the required definitions and reconciliations of each non-GAAP financial measure to its most comparable GAAP financial measure:
Adjusted EBITDA
We define adjusted EBITDA as EBITDA (earnings before interest, provision for income taxes, depreciation and amortization), excluding the impact of additional items included in GAAP earnings which we believe are not representative or indicative of our ongoing business. For the 2018 Annual Bonus Plan payout calculation, adjusted EBITDA includes the consolidated results from the discontinued operations of the Company's former Agricultural Solutions business sold in the Arysta Sale and excludes any contribution from acquisitions completed during the year.
The following table reconciles GAAP "Net loss attributable to common stockholders" to adjusted EBITDA:

Year Ended December 31,
($ amounts in millions)	2018
Net loss attributable to common stockholders	$(324.4)
Add (subtract):
Net income (loss) attributable to the non-controlling interests	4.5
Income tax expense	110.9
Interest expense, net	315.0
Depreciation expense	62.4
Amortization expense	219.2
EBITDA	387.6
Adjustments to reconcile to Adjusted EBITDA:
Restructuring expense	12.9
Acquisition and integration costs	13.4
Nonrecourse factoring	8.1
Foreign exchange loss on foreign denominated external and internal long-term debt	(17.5)
Arysta separation	28.2
Impairment on sale of Arysta	450.0
Gain on sale of equity investment	(11.3)
Change in fair value of contingent consideration	(21.8)
Other, net	11.2
Impact of acquisitions	(6.1)
Adjusted EBITDA	$854.7

Adjusted Organic EBITDA Growth/Adjusted Organic EBITDA Compound Annual Growth Rate

We define adjusted organic EBITDA growth as adjusted EBITDA growth (as opposed to a dollar value) over a certain performance period, which growth excludes the impact of foreign currency translations, material acquisitions, divestitures, restructurings, refinancings, and other unusual items as deemed appropriate by the Compensation Committee. In February 2019, the Compensation Committee refined the definition of this performance metric underlying outstanding PRSUs to measure "adjusted organic EBITDA compound annual growth rate." Management believes this non-GAAP financial measure will provide a more complete understanding of the long-term profitability trends of the Company’s business, and facilitates comparisons of its profitability to prior and future periods.
Adjusted Earnings per Share (EPS)
Adjusted EPS is defined as net income (loss) attributable to common stockholders adjusted for the impact of additional items included in GAAP earnings which we believe are not representative or indicative of our ongoing business. Additionally, the Company eliminates the amortization associated with intangible assets recognized in purchase accounting for acquisitions and adjusts to an effective tax rate of 27%. The resulting adjusted net income available to stockholders is divided by the number of shares of outstanding common stock as of the period end plus the number of shares that would be issued upon conversion of all the Company’s convertible stock and vesting of all equity grants.
Organic Net Sales Growth
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals and acquisitions and/or divestitures, as applicable, from the Company's continuing operations. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.
The following table reconciles GAAP net sales growth to organic net sales growth:

	% change
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Pass-Through Metals Pricing	Acquisitions/Dispositions	Organic Net Sales Growth
Electronics	3.1%	(1.2)%	1.9%	0.3%	(0.5)%	1.7%
Industrial & Specialty	6.3%	(1.0)%	5.3%	—%	—%	5.3%
Total	4.4%	(1.1)%	3.3%	0.2%	(0.3)%	3.2%
Electronics' and consolidated results were positively impacted by $5.7 million of acquisitions and negatively impacted by $3.4 million of pass-through metals pricing.
Unlevered Free Cash Flow
Free cash flow is net cash flows used in operating activities from the Company's continuing operations ($0.8 million in 2018) less net capital expenditures ($24.2 million in 2018). Net capital expenditures include capital expenditures from continuing operations ($28.4 million in 2018) less proceeds from disposal of property, plant and equipment ($4.2 million in 2018). Unlevered free cash flow from continuing operations excludes interest expense payments ($293.4 million in 2018). Management uses unlevered free cash flow to assess both business performance and overall liquidity and believes this non-GAAP financial measure provides a helpful perspective on the operating cash flow of the Company's continuing operations.

ELEMENT SOLUTIONS INC
383 MAIN AVENUE
6TH FLOOR
NORWALK,CT 06851-1543

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E62470-P20808

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ELEMENT SOLUTIONS INC

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Martin E. Franklin	☐	☐	☐
1b. Benjamin Gliklich	☐	☐	☐
1c. Scot R. Benson	☐	☐	☐
1d. Ian G.H. Ashken	☐	☐	☐
1e. Christopher T. Fraser	☐	☐	☐
1f. Michael F. Goss	☐	☐	☐
1g. Nichelle Maynard-Elliott	☐	☐	☐
1h. E. Stanley O'Neal	☐	☐	☐
1i. Rakesh Sachdev	☐	☐	☐

	For	**Against**	**Abstain**
2. Advisory vote to approve named executive officer compensation	☐	☐	☐
3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2019	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E62471-P20808

ELEMENT SOLUTIONS INC
Annual Meeting of Shareholders
June 5, 2019 11:00 AM (EDT)
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Benjamin Gliklich and John E. Capps, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Element Solutions Inc (f/k/a Platform Specialty Products Corporation) that the shareholder(s) is/are entitled to vote at the 2019 Annual Meeting to be held at 11:00 AM (EDT) on June 5, 2019 at the Hilton Bentley Miami/South Beach located at 101 Ocean Drive, Miami Beach, Florida 33139, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the 2019 Annual Meeting, or any adjournment or postponement thereof.

Continued and to be signed on reverse side